Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

VIVAKOR, INC., a Nevada corporation

EMPIRE ENERGY ACQUISITION CORP., a Delaware corporation

and

EMPIRE DIVERSIFIED ENERGY, INC., a Delaware corporation

February 26, 2024

i

Disclosure Schedules

Company Disclosure Schedule
Parent Disclosure Schedule

Exhibits

Exhibit A: Form of Parent Voting and Support Agreement
Exhibit B: Form of Company Voting and Support Agreement
Exhibit C: Form of Lock-Up Agreement
Exhibit D: Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2024 (as may be amended from time to time, this “Agreement”), by and among Vivakor, Inc., a Nevada corporation (“Parent”), Empire Energy Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Parent Entities”), and Empire Diversified Energy, Inc., a Delaware corporation (the “Company” and collectively with Parent and Merger Sub, the “Parties”). Capitalized terms used in this Agreement have the meanings specified in Section 9.01 or elsewhere in this Agreement.

RECITALS

WHEREAS, the Parties intend that on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, (b) declared that it is advisable for and in the best interests of the stockholders of Parent that Parent enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement (collectively with the Merger, the “Transactions”), on the terms and subject to the conditions set forth in this Agreement, (c) approved, adopted and declared advisable the issuance of shares of common stock of Parent, $0.001 par value per share (the “Parent Common Stock”), to the stockholders of the Company pursuant to this Agreement (the “Parent Issuance”), (d) directed that the adoption of this Agreement, the Ancillary Agreements to which the Parent is a Party, the Transactions be submitted to a vote at a special meeting of the stockholders of Parent (together with any adjournment or postponement thereof, the “Special Meeting”) and (e) recommended to the stockholders of Parent that they approve, for purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the Parent Issuance (the “Parent Board Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions, (b) declared that it is advisable and in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company and (d) recommended to the stockholders of the Company that they adopt and approve of this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved, adopted and declared advisable this Agreement and the Merger, (b) declared that it is in the best interests of Parent, as the sole stockholder of Merger Sub, that Merger Sub enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted for the approval of Parent, as the sole stockholder of Merger Sub, and (d) recommended to Parent, as the sole stockholder of Merger Sub, that it adopt and approve this Agreement;

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub will approve and adopt this Agreement by consent in lieu of a meeting immediately following its execution;

WHEREAS, as a result of the Merger, Parent shall acquire all of the capital stock of the Company, making the Company a wholly-owned subsidiary of Parent, and in the Merger, shares of capital stock of the Company, on a fully diluted and as converted basis, shall be converted into and exchanged for the right to receive an aggregate of 67,200,000 shares of Parent Common Stock (the “Consideration Shares”), whereby, upon the completion of the Transactions, subject to the terms and conditions herein, including the completion of certain transactions, the Parent Stockholders will retain or hold, or have the right to retain or hold, in the aggregate approximately one-third (1/3) of the Parent Common Stock at the Closing on a fully diluted and as-converted basis, and the Consideration Shares issued to the Company Stockholders shall represent at the Closing approximately two-third (2/3) of the Parent Common Stock at the Closing on a fully diluted and as-converted basis;

WHEREAS, in furtherance of the Transactions and prior to the Effective Time, any of the Company’s or Parent’s outstanding common stock or other securities exchangeable or convertible into shares of their respective common stock, including preferred stock or options, other than warrants to purchase shares of Company common stock (such securities, “Convertible Securities”) shall be either (a) converted into or exchanged for shares of the Company’s or Parent’s stock, as the case may be, in accordance with the terms of the underlying agreements, which shall be exchangeable for the right to acquire Parent Common Stock pursuant to the terms of this Agreement, or (b) cancelled and shall cease to exist in accordance with their terms, but in any case, the percentage of ownership interest of the Parent Stockholders and the Company Stockholders respectively shall remain the same as set forth in the recital above;

WHEREAS, certain directors and executive officers and certain stockholders of Parent holding at least 51% of the shares of Parent Common Stock (the “Relevant Parent Insiders”), within thirty (30) days of this Agreement and as a condition to the willingness of the Company to execute and deliver this Agreement, will enter into, in their capacity as stockholders, a voting and support agreement with the Parent, Company, and Merger Sub substantially in the form attached hereto and incorporated herein by reference as Exhibit A (each, a “Parent Voting and Support Agreement”), pursuant to which such Relevant Parent Insiders are agreeing to vote in favor of the adoption of this Agreement and the Transactions and to take (and refrain from taking) certain other actions in connection with the Transactions, including the Merger, in each case, on the terms set forth in the Parent Voting and Support Agreement;

WHEREAS, certain directors, executive officers and certain stockholders of the Company holding at least 51% of the shares of Company Common Stock (the “Relevant Company Insiders”), within thirty (30) days of this Agreement and as a condition to the willingness of Parent to execute and deliver this Agreement, will enter into, in their capacity as stockholders, a voting and support agreement with Company, Parent, and Merger Sub substantially in the form attached hereto and incorporated herein by reference as Exhibit B (each, a “Company Voting and Support Agreement”), pursuant to which the Relevant Company Insiders are agreeing to vote in favor of the adoption of this Agreement and the Transactions and to take (and refrain from taking) certain other actions in connection with the Transactions, including the Merger, in each case, on the terms set forth in the Company Voting and Support Agreement; and

WHEREAS, for U.S. federal income Tax purposes, (a) each of the Parties intends that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below) and the Treasury Regulations promulgated under the Code and (b) this Agreement is adopted as a plan of reorganization with respect to such “reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I. THE MERGER

Section 1.01 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, on the Closing Date (as defined below) and at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence as the surviving corporation of the Merger (the “Surviving Company”) and as a wholly owned subsidiary of Parent.

Section 1.02 Closing.

Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day after the day on which the conditions set forth in Article VI (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement or (b) at such other place and time as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.03 Effective Time.

Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, (a) the Company shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and (b) thereafter, Parent and the Company shall make (or cause to be made) all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the properly executed Certificate of Merger has been duly filed by the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the Parties prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”). The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.04 Additional Actions.

If at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, notices, assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Merger Sub, (b) to comply with the terms and conditions of any Company Material Contracts, including any change of control or similar provisions, or (c) otherwise to carry out the purposes of this Agreement, shall be authorized (to the fullest extent allowed under applicable Law) and the Surviving Company and its officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Merger Sub, all such deeds, bills of sale, notices, assignments and assurances and do, in the name and on behalf of the Company or the Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or the Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

Section 1.05 Conversion of Company Common Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of shares of common stock, par value $0.00001 per share, of the Company (“Company Common Stock”), shares of Convertible Securities of the Company, including Series A Convertible Preferred Stock, par value $0.00001 per share, of the Company (the “Company Series A Preferred Stock”), or share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Stock”):

(a) Each share of Merger Sub Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Company.

(b) Each share of Company Common Stock and Company Series A Preferred Stock issued but not outstanding immediately prior to the Effective Time and owned by the Company shall automatically be cancelled and shall cease to exist, and no consideration shall be paid in respect thereof.

(c) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into shares of Company Common Stock, which shares of Company Common Stock shall be converted into or exchangeable for the right to receive shares of Parent Common Stock pursuant to Section 1.05(e) below. All Company Series A Preferred Stock shall automatically be cancelled and cease to exist and the certificates which, immediately prior to the Effective Time, represented such shares of Company Series A Preferred Stock (the “Company Series A Preferred Certificates”), shall represent solely the right to receive the Company Common Stock with respect to each such share of Company Series A Preferred Stock represented thereby upon surrender of Company Series A Preferred Certificates in accordance with Section 2.02.

(d) Subject to Section 1.08, each share of Convertible Securities of the Company (other than Company Series A Preferred Stock) issued and outstanding immediately prior to the Effective Time shall be converted into or exercised for shares of Company Common Stock, which shares of Company Common Stock shall be converted into or exchangeable for the right to receive shares of Parent Common Stock pursuant to Section 1.05(e) below. Such Convertible Securities shall automatically be cancelled and cease to exist and the certificates or document which, immediately prior to the Effective Time, represented such Convertible Securities or the right to such Convertible Securities (the “Company Convertible Securities Certificates”), shall represent solely the right to receive the Company Common Stock with respect to such Convertible Securities of the Company upon surrender of Company Convertible Securities Certificates in accordance with Section 2.02.

(e) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive a number of shares of Parent Common Stock based on the Exchange Ratio. All Company Common Stock shall automatically be cancelled and cease to exist and the certificates which, immediately prior to the Effective Time, represented such shares of Company Common Stock (the “Company Common Certificates”), shall represent solely the right to receive the Consideration Shares with respect to each such share of Company Common Stock represented thereby upon surrender of Company Common Certificates in accordance with Section 2.02.

Section 1.06 Dissenting Shares.

(a) None of the shares of Company Common Stock and Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, the holder of which (each, a “Company Stockholder” and more than one, the “Company Stockholders”) of which has neither voted in favor of the Merger nor consented thereto pursuant to Section 228 of the DGCL and who has demanded such Company Stockholder’s right to appraisal with respect to such shares in accordance with Section 262 of the DGCL (such shares, the “Dissenting Shares” and each, a “Dissenting Share”) and who has not effectively withdrawn or lost such Company Stockholder’s rights to appraisal under Section 262 of the DGCL, shall not be converted into or represent the right to receive shares of Parent Common Stock. At the Effective Time, all Dissenting Shares shall automatically be cancelled and cease to exist and shall represent only those rights provided under Section 262 of the DGCL. If, after the Effective Time, any Company Stockholder holding Dissenting Shares withdraws, loses or fails to perfect such Company Stockholder’s right to appraisal of Dissenting Shares, then as of the occurrence of such event, such Company Stockholder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the shares of Parent Common Stock issuable in respect of such shares of Company Common Stock or Company Series A Preferred Stock, as applicable, pursuant to Section 1.05.

(b) The Company shall give the Parent prompt notice of any written demands for appraisal under Section 262 of the DGCL, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal under Section 262 of the DGCL or offer to settle or settle any such demands unless required by the Court of Chancery of the State of Delaware.

Section 1.07 Fractional Shares.

Fractional shares of Parent Common Stock may be issued in connection with the Merger and certificates or scrip for any such fractional shares may be issued. If the conversion of any shares of Company Common Stock pursuant to Section 1.05 would result in the issuance of a fractional share of Parent Common Stock, any holder of holder of Company Common Stock entitled to receive a fractional share of Parent Common Stock shall be entitled to receive (i) such fractional share of Parent Common Stock or (ii) at Parent’s option, a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Parent Per Share Price (such amount in the aggregate, the “Cash Buyout Payment”).

Section 1.08 Company Options, Warrants and Other Convertible Securities.

(a) Company Stock Options. The Company shall take all requisite action so that at or prior to the Effective Time, all outstanding Company Stock Options shall be canceled, exercised or paid such that at the Effective Time, there shall be no issued and outstanding Company Stock Options.

(b) Company Warrants. Between the date hereof and the Closing, Parent and the Company shall discuss and determine the treatment of the outstanding Company Warrants to purchase shares of common stock of the Company on terms and conditions acceptable to Parent at its sole discretion, including whether such warrants will be exercised prior to Closing and exchanged for Consideration Shares or exchanged for warrants to purchase shares of Parent Common Stock based on the Exchange Ratio or other agreed method depending on, among other things, whether the strike or exercise price of such Company Warrants is above or below the Parent Per Share Price.

(c) Company Series A Preferred Stock. The Company shall take all requisite action so that at or prior to the Effective Time, all outstanding Company Series A Preferred Stock shall be canceled and converted into Company Common Stock.

(d) Other Convertible Securities. Subject to Section 1.08(b) above, the Company shall take all requisite action so that at or prior to the Effective Time, all other Company securities exercisable for or convertible into shares of Company Common Stock shall be canceled, exercised or paid such that at the Effective Time, there shall be no other convertible Company securities outstanding.

Section 1.09 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time be the certificate of incorporation of the Surviving Company until thereafter duly amended as provided therein or by the DGCL.

(b) The bylaws of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time be the bylaws of the Surviving Company until duly thereafter amended as provided therein or by the DGCL.

Section 1.10 Closing of Transfer Books.

At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made.

Section 1.11 Closing Deliverables.

(a) Parent Closing Deliverables. At the Closing, Parent shall deliver, or cause to be delivered, to the Company, the following:

(i) a written resignation, in a form reasonably satisfactory to the Company, dated on or prior to the Closing Date and effective as of the Effective Time, executed by each of the officers and directors of the Parent Entities who are not to continue as officers or directors of such Parent Entity after the Closing pursuant to Section 1.12 (collectively, the “D&O Resignations”);

(ii) executed Lock-Up Extension (as defined below); and

(iii) the Escrow Agreement substantially in the form of Exhibit D executed by Parent.

(b) Company Closing Deliverables. At the Closing, the Company shall deliver, or cause to be delivered, to Parent, the following:

(i) the lock-up agreements substantially in the form of Exhibit C (the “Lock-Up Agreements”) executed by one or more Company Stockholders that represent, individual or collectively, such number of Company Common Stock that represent not less than sixty-five percent (65%) of the issued and outstanding shares of Company Common Stock, in the aggregate, on a fully diluted and as-converted basis; and

(ii) the Escrow Agreement substantially in the form of Exhibit D executed by the Indemnifying Company Stockholders and the Escrow Agent.

Section 1.12 Directors and Officers.

(a) Parent Board. Parent shall take all necessary actions so that, from and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of Parent, (i) the number of members of the Parent Board is fixed at seven and (ii) the members of the Parent Board are (A) James Ballengee, who shall serve as Chairman, (B) three members to be chosen by the Company, (C) two members to be chosen by Parent, and (D) one member to be chosen by both the Company and Parent. At least four (4) of the individuals identified in (B), (C), and (D) shall qualify as independent directors under Nasdaq rules. If any individual identified in (B) of the foregoing clause (ii) is unable or unwilling to serve in such capacity, the Company may choose a successor but not less than five (5) days in advance of the Closing or such earlier period as may be required by disclosure requirements under applicable Law. If any individual identified in (C) of the foregoing clause (ii) is unable or unwilling to serve in such capacity, Parent may choose a successor but not less than five days in advance of the Closing or such earlier period as may be required by disclosure requirements under applicable Law.

(b) Officers of Parent. Parent shall take all necessary actions so that, from and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of Parent, the officers of Parent shall be as set forth on Section 1.12(b) of the Parent Disclosure Schedule, including James Ballengee, the present Chief Executive Officer of Parent, as Chief Executive Officer.

(c) Company Board of Directors and Officers. The Company shall take all necessary actions so that, from and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of the Company, (i) the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Company and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case, as set forth on Section 1.12(c) of the Company Disclosure Schedule.

Section 1.13 Tax Treatment.

Each of the Parties intends that, for U.S. federal income Tax, and as applicable, state and local Tax purposes, (i) the Merger shall be treated as a reorganization under Section 368(a) of the Code and (ii) this Agreement is adopted as a plan of reorganization with respect to such “reorganization” for purposes of Section 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”). Unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each Party shall file all Tax Returns consistent with, the Intended Tax Treatment and take no position inconsistent with such treatment (whether in connection with any audit, examination or other Tax proceeding, on any Tax Return or otherwise) and shall make, disclose, file and report and cooperate with each other Party to make, disclose, file and report any filings, statements or reports required to effect, disclose or report the Merger as qualifying for the Intended Tax Treatment, including without limitation statements required by Treasury Regulations Section 1.368-3. Each Party shall use commercially reasonably efforts to cause the Merger to qualify for the Intended Tax Treatment. The Parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment of the Merger, including providing factual support letters. From and after the date of this Agreement, none of the Parties shall, nor shall they permit any of their respective Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could reasonably be expected to cause the Transactions to fail to qualify for the Intended Tax Treatment. Each Party shall use commercially reasonable efforts to promptly notify the other Party in writing if, before the Closing, such Party knows or reasonably expects that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended to facilitate such qualification).

Article II. exchange of company certificates

Section 2.01 Surrender and Payment.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint Empire Stock Transfer, its transfer agent, or another bank or trust company designated by Parent (reasonably acceptable to the Company) to serve as exchange and payment agent (the “Exchange Agent”), for the purpose of effecting the exchange of Company Common Certificates for the shares of Parent Common Stock to which the Company Stockholders holding Company Certificates are entitled pursuant to Section 1.05, and Parent shall enter into an agreement with such Exchange Agent on terms reasonably satisfactory to Parent and the Company.

(b) Exchange Fund. Prior to the Effective Time, (a) Parent shall deposit or cause to be deposited with the Exchange Agent, (b) in trust for the benefit of the Company Stockholders, the aggregate number of shares of Parent Common Stock representing the Consideration Shares and (c) the Company shall deposit or cause to be deposited with the Exchange Agent, an amount equal to the Cash Buyout Payment, if applicable, in immediately available funds. All book-entry shares representing Parent Common Stock deposited by Parent, together with the Cash Buyout Payment, if applicable, with the Exchange Agent for distribution pursuant to this Article II are referred to in this Agreement collectively as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions to be delivered to the Exchange Agent by Parent, (x) deliver the appropriate number of shares of Parent Common Stock out of the Exchange Fund to Company Stockholders pursuant to the provisions of this Article II and (y) deliver the appropriate amount of the Cash Buyout Payment, if applicable, to each applicable Company Stockholder holding fractional shares pursuant to Section 1.07 herein. The Exchange Fund will not be used for any other purpose. The amount of the Cash Buyout Amount deposited by the Company and dispersed by the Exchange Agent under this Section 2.01(b) shall be deemed to be part of, and count toward, the Net Cash Minimum under Section 5.21.

(c) Exchange Procedures.

(i) Letter of Transmittal. As promptly as practicable but in no event later than two Business Days following the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each holder of record of a share of Company Common Stock or Company Series A Preferred Stock converted pursuant to Section 1.05, (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Company Certificates, to the Exchange Agent or, in the case of Company book-entry shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for surrendering such Company Certificates or Company book-entry shares.

(ii) Surrender of Company Certificates. Upon surrender of a Company Certificate or of a Company book-entry share for cancellation to the Exchange Agent in accordance with the instructions provided by the Exchange Agent pursuant to Section 2.01(c)(i), together with a duly executed and completed letter of transmittal and any other documents reasonably required by the Exchange Agent, the holder of that Company Certificate or Company book-entry share shall be entitled to receive, and the Exchange Agent shall issue in exchange therefor, the aggregate number of shares of Parent Common Stock to which such holder is entitled to receive in accordance with Section 1.05 in respect of the number of shares formerly evidenced by that Company Certificate or Company book-entry share.

(iii) Unregistered Transferees. If any shares of Parent Common Stock are to be issued to a Person other than the Person in whose name the surrendered Company Certificate or Company book-entry share is registered, then the Shares of Parent Common Stock may be paid to such a transferee so long as (A) the surrendered Company Certificate is accompanied by all documents required by Parent or the Exchange Agent, as applicable, to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer taxes or (2) establishes to the reasonable satisfaction of Parent or the Exchange Agent, as applicable, that any such transfer taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.01(c), each Company Certificate and each Company book-entry share shall be deemed, from and after the Effective Time, to represent only the right to receive the shares of Parent Common Stock into which the shares of Company Common Stock or Company Series A Preferred Stock, as applicable, represented thereby were converted pursuant to Section 1.05. Any shares of Parent Common Stock issued upon the surrender of any Company Certificate or Company book-entry share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Certificate or Company book-entry share and the shares of Company Common Stock or Company Series A Preferred Stock, as applicable, formerly represented by it.

(d) Lost, Stolen or Destroyed Certificates. If any Company Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall deliver to such person, in exchange for such affidavit claiming such Company Certificate is lost, stolen or destroyed, the shares of Parent Common Stock to which such Person is entitled pursuant to Section 1.05 in respect of the shares of the Company Common Stock or Company Series A Preferred Stock, as applicable, represented by such Company Certificate.

(e) Required Withholding. Each of Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as may be required to be deducted or withheld from such consideration under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Law. The Parent and the Surviving Company shall use commercially reasonably efforts to minimize or eliminate any such withholding. To the extent that any amounts are so deducted and withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(f) No Liability. None of Parent, the Surviving Company or the Exchange Agent (or any of their respective officers, directors, managers, employees, agents or Affiliates) shall be, to the fullest extent permitted by applicable Law, liable to any holder of Company Certificates s or Company book-entry shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Company Certificates or Company book-entry shares two years after the Effective Time shall be delivered by the Exchange Agent to Parent upon demand. Thereafter, any holder of Company Certificates or Company book-entry shares who has not complied with this Article II shall look only to Parent for, and Parent shall remain liable for, delivery of the applicable shares of Parent Common Stock pursuant to the terms of this Article II, subject to any applicable abandoned property, escheat or similar Law.

Section 2.02 Treatment of Parent Equity Awards.

(a) Parent Stock Options and Parent Warrants. The Merger shall have no impact on the Parent Stock Options and Parent Warrants that are outstanding immediately prior to the Effective Time, which shall continue with full force and effect immediately after the Effective Time.

(b) Parent Equity Plan. The Merger shall have no impact on the Parent Equity Plan, which shall continue with full force and effect immediately after the Effective Time.

Section 2.03 Closing Calculations; Allocation Schedule.

Not less than five Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent and the Exchange Agent in accordance with this Section 2.03, a spreadsheet setting forth, for each holder of shares of Company Common Stock then issued and outstanding (i) the name of such holder as it appears on the Company’s books and records, (ii) the number of shares of Company Common Stock then issued and outstanding and held by such holder and (iii) the aggregate number of shares of Parent Common Stock into which the aforesaid number of shares of Company Common Stock will be converted pursuant to Section 1.05 (the “Allocation Spreadsheet”). The Allocation Spreadsheet shall include the Company’s good faith estimate of all components of the Allocation Spreadsheet as of immediately prior to the Effective Time. The Company shall use good faith efforts to provide to Parent such supporting documentation, information and calculations as are reasonably requested by Parent for it to verify and determine the calculations, amounts and other matters set forth in the Allocation Spreadsheet.

Article III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Notwithstanding anything in this Agreement to the contrary, the Company represents and warrants to each Parent Entity that the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.04, and Section 3.06 are true and correct as of the date of this Agreement. Additionally, with respect to this Article III (other than Section 3.01, Section 3.02, Section 3.04, and Section 3.06), except as set forth in the corresponding sections of the disclosure schedule to be delivered by the Company to the Parent Entities pursuant to Section 5.23 (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Company Disclosure Schedule (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to any other section to which the relevance of such item is reasonably apparent, the Company represents and warrants to each Parent Entity as of March 11, 2024 that:

Section 3.01 Organization and Power.

Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not constitute a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not constitute a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not constitute a Company Material Adverse Effect.

Section 3.02 Organizational Documents.

The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”), and the Company Organizational Documents are in full force and effect.

Section 3.03 Governmental Authorizations.

Assuming that the representations and warranties of the Parent Entities contained in Section 4.04 are true and correct, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, including the Merger, do not and will not require any consent, approval or other authorization of, or registration or filing with or notification to any Governmental Authority (collectively, “Governmental Authorizations”), other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) any other filings or reports that may be required in connection with this Agreement, the Ancillary Agreements and the Transactions under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or state securities Laws or “blue sky” Laws;

(c) such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(d) the HSR Act and any applicable requirements of other Antitrust Laws (if applicable); and

(e) as set forth on Section 3.03 of the Company Disclosure Schedule.

Section 3.04 Corporate Authorization.

(a) The Company Board has unanimously (i) approved, adopted and declared advisable this Agreement and the Merger, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company and (iv) recommended to the stockholders of the Company that they adopt this Agreement. The Requisite Company Vote is the only vote of the holders of shares of capital stock of the Company necessary to adopt this Agreement and consummate the Transactions. Each Relevant Company Insider that executed and delivered the Company Voting and Support Agreement concurrently with the execution and delivery of this Agreement, is an executive officer, director, Affiliate, founder or family member of a founder or holder of at least five percent of the voting equity securities of the Company, in each case, within the meaning of the SEC’s Compliance and Disclosure Interpretation 239.13.

(b) The Company has all necessary corporate power and authority to enter into this Agreement, and, subject to receipt of the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and, subject to the receipt of the Company Requisite Vote, the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company. Assuming the due and valid authorization, execution and delivery by the other Parties, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 3.05 Non-Contravention.

Subject to obtaining the Requisite Company Vote and the receipt of the consents, approval, authorizations and other requirements set forth in Section 3.03, and except as set forth on Section 3.05 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions do not and will not (a) contravene or conflict with, or result in any material violation or breach of, any provision of (i) the Company Organizational Documents or (ii) the comparable organizational or governing documents of any of the Subsidiaries of the Company, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any material Company Assets are bound, assuming that all Governmental Authorizations described in Section 6.01(d) have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancellation or material breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Company Material Contracts or Company Real Property Leases to which the Company or any of its Subsidiaries is a party or by which any material Company Assets are bound or (d) result in the creation of any Liens (other than Permitted Liens) upon any material Company Assets, except, in the case of clauses (a)(ii), (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.06 Capitalization.

(a) As of the date of this Agreement, the Company’s authorized capital stock consists of 1,500,000,000 shares, divided into 1,000,000,000 shares of Company Common Stock and 500,000,000 shares of Company preferred stock, of which 4,600,000 have been designated as Series A Preferred Stock. As of the close of business on the date of this Agreement, (i) 321,984,285 shares of Company Common Stock were issued and outstanding, (ii) 4,600,000 shares of Company Series A Preferred Stock were issued and outstanding, (iii) Company Warrants to purchase 30,971,399 shares of Company Common Stock were issued and outstanding, (iv) Company Stock Options to purchase 760,000 shares of Company Common Stock were issued and outstanding, and (v) 760,000 shares of Company Common Stock issuable upon the exercise of Company Stock Options reserved for issuance under the Company Equity Plan.

(b) Except as set forth in Section 3.06(a), to the extent expressly permitted under Section 5.01 (including as required by applicable Law), or as set forth in Section 3.06(b) of the Company Disclosure Schedule (i) there are no other outstanding shares of capital stock of the Company, (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock or limited liability company interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock, limited liability company interests or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock, limited liability company or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other Person.

(c) All outstanding shares of Company Common Stock and Company Series A Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any preemptive rights.

(d) Each outstanding share of capital stock, limited liability company interest, or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, and in each case, to the extent such concepts are applicable to such capital stock, limited liability company interests, or other equity interests, not subject to any preemptive rights.

(e) Except as set forth in Section 3.06(e) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Series A Preferred Stock or any shares of capital stock or limited liability company interests of any Subsidiary of the Company.

(f) Except as set forth in Section 3.06(f) of the Company Disclosure Schedule or the Company Voting and Support Agreements, there are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock or limited liability company interests of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries, if any, that entitle the holder of such instruments of indebtedness to vote together with stockholders of the Company on any matters with respect to the Company or any Subsidiary.

(g) Section 3.06(g) of the Company Disclosure Schedule sets forth (i) a true, complete and correct number in the aggregate of all Company Stock Options granted pursuant to grant awards issued under the Company Equity Plan and (ii) the number in the aggregate of shares of Company Common Stock subject to such Company Stock Options.

Section 3.07 Subsidiaries.

(a) Section 3.07(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Subsidiary of the Company. The Company has made available to Parent the organizational documents of each Subsidiary of the Company.

(b) Except as set forth in Section 3.07(b) of the Company Disclosure Schedule, each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). The Company does not own, directly or indirectly, any capital stock or limited liability company interests of, or any other securities convertible or exchangeable into or exercisable for capital stock or limited liability company interests of, any Person other than the Subsidiaries of the Company.

Section 3.08 Financial Statements.

Section 3.08 of the Company Disclosure Schedule contains true, correct and complete copies of (i) the audited balance sheet of the Company and its Subsidiaries as of December 31, 2022 and 2021 (the “Audited Balance Sheet Dates”), and the related audited statements of operations, stockholders’ equity and cash flows for the years ending December 31, 2022 and 2021 (the “Company Audited Financial Statements”) and (ii) the unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2023 (the “Unaudited Balance Sheet Date”), and the unaudited related statements of operations, stockholders’ equity and cash flows for the period ending on September 30, 2023 (the “Company Unaudited Financial Statements”). The Company Audited Financial Statements and Company Unaudited Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries as of the times and for the periods referred to in the Company Audited Financial Statements and Company Unaudited Financial Statements and have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except for (A) the absence of footnotes and (B) changes resulting from normal year-end adjustments (none of which, individually or in the aggregate, shall be material)). There are no off-balance sheet arrangements to which the Company or any of its Subsidiaries is a party.

Section 3.09 Undisclosed Liabilities.

As of the date of this Agreement, except as set forth in Section 3.09 of the Company Disclosure Schedule, to the knowledge of the Company there are no liabilities, Liens or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a) Liabilities reflected or reserved against in the consolidated balance sheet of the Company as of September 30, 2023;

(b) Liabilities incurred since September 30, 2023, in the ordinary course of business (none of which is a Liability for tort, material breach of contract or environmental Liability);

(c) Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement;

(d) Liabilities that will be discharged or paid off prior to or at the Closing;

(e) Liabilities incurred pursuant to Contracts or Permits binding on the Company or any of its Subsidiaries (other than those resulting from any breach or default under such Contract or Permit); and

(f) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Absence of Certain Changes.

Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 3.10 of the Company Disclosure Schedule from September 30, 2023 to the date of this Agreement, (a) the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, excluding the execution and performance of this Agreement and the discussion, negotiations and transactions related to this Agreement, (b) there has not been any Company Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken after the date of this Agreement, would constitute a breach of Section 5.01.

Section 3.11 Litigation.

Except as set forth on Section 3.11 of the Company Disclosure Schedule, (a) there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings before a Governmental Authority (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, if any, or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (b) there are no Orders outstanding against the Company or any of its Subsidiaries, if any, or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Material Contracts.

(a) Section 3.12 of the Company Disclosure Schedule sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (each, a “Company Material Contract”):

(i) each Contract (A) not to (or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries, if any, to) compete in any line of business or geographic area or (B) to restrict the ability of the Company or any of its Subsidiaries, if any, to conduct business in any geographic area;

(ii) each Contract that is reasonably likely to require, during the remaining term of such Contract, annual payments by the Company or any of its Subsidiaries that exceed $250,000;

(iii) all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Company Assets;

(iv) all material Contracts (A) for the granting or receiving of a license, sublicense or franchise (in each case, including any such Contracts relating to any Intellectual Property) providing for or resulting in a payment in excess of $250,000 per year or (B) under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment in which it is reasonably expected to pay or receive a royalty, license fee, franchise fee or similar payment in excess of $250,000, in each case of clause (A) and (B);

(v) all partnership, joint venture or other similar agreements or arrangements;

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $100,000;

(vii) any agreement for the disposition or acquisition by the Company or any of its Subsidiaries with material obligations of the Company or any of its Subsidiaries, (other than confidentiality obligations) remaining to be performed or material Liabilities of the Company or any of its Subsidiaries, continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(viii) any agreement, other than operating agreements of subsidiaries of the Company which have been made available to Parent, restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law or the Company Organizational Documents;

(ix) any Contract with an employee of the Company or any Subsidiary involving annual payments in excess of $100,000;

(x) any Contract for the development of Intellectual Property, other than those entered into in the ordinary course of business with Company employees and contractors;

(xi) all preliminary official statements, official statements, continuing disclosure agreements, bond purchase agreements, loan agreements, indentures, bond resolutions, paying agent agreements, presentations, and other similar documents, agreements, closing documents, and Contracts distributed or entered into, as applicable, by the Company or any of its Subsidiaries in connection with debt securities or other similar loans, grants, or other financial arrangements involving any state or local Governmental Authority (collectively, the “Company Municipal Bonds”); and

(xii) all material agreements with any Governmental Authority.

(b) A true and complete copy of each Company Material Contract (including any related amendments) entered into prior to the date of this Agreement has been made available to Parent prior to the date of this Agreement. Each Company Material Contract is a valid and binding agreement of the Company or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company or such Subsidiary nor, to the Knowledge of the Company, any other party, is in breach of or default under any such Company Material Contract, (ii) as of the date of this Agreement, there are no material disputes in connection with any such Company Material Contract and (iii) as of the date of this Agreement, no party under any Company Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Company Material Contract.

Section 3.13 Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement a “Company Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, retention, severance, employment, individual consulting, change-of-control, transaction bonus, bonus, incentive, deferred compensation and other employee benefit plan, agreement, arrangement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, supplemental unemployment benefits and post-employment or retirement benefits (including compensation or pension benefits), in each case (A) under which any current or former director, manager, officer, employee or individual independent contractor of the Company or any of its Subsidiaries has any right to benefits and for which the Company or any of its Subsidiaries has any Liability or (B) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions or with respect to which the Company or any of its Subsidiaries has any material Liability.

(b) With respect to each material Company Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of the most recent summary plan description.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries maintains, sponsors, or contributes to (or is required to sponsor, maintain, or contribute to), or has any Liability, including on account of an ERISA Affiliate, under or with respect to, (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Section 412 or Section 430 of the Code or Title IV of ERISA,

(ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA and 4001(a)(3) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA, or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any Liability as a result of any time being considered a single employer with any other Person under Section 414 of the Code, (ii) no Company Benefit Plan is a voluntary employee benefit association under Section 501(c)(9) of the Code, and (iii) neither the Company nor any of its Subsidiaries has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA or to which Section 4204 of ERISA applied.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, each Company Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in accordance with its terms and such Laws.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any Liability with respect to, and no Company Benefit Plan provides, retiree or post-employment health, medical, life insurance or death benefits to current or former employees or other individual service providers of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the premium cost of which is fully paid by such current or former employees or other individual service providers or their dependents.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event) (i) result in any material payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director, manager or individual independent contractor of the Company or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any material compensation or benefits or forgiveness of material indebtedness with respect to any current or former employee, director, manager or individual independent contractor of the Company or any of its Subsidiaries or (iv) result in any funding, through a grantor trust or otherwise, of any material compensation or benefits to any current or former employee, director, manager or individual independent contractor of the Company or any of its Subsidiaries under any Company Benefit Plan.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in all respects in accordance with Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service, and no amount under any such Company Benefit Plan has been, is or is reasonably expected to be subject to any Tax set forth under Section 409A(a)(1)(B) of the Code, and (ii) no person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code).

Section 3.14 Labor Relations.

(a) (i) No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts are currently being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to, or is currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists or, to the Knowledge of the Company, is threatened in respect of the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and has been since the Company Incorporation Date, in compliance in all respects with all applicable Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the Fair Labor Standards Act of 1938 and applicable state and local wage and hour Laws (collectively, “FLSA”); (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; (xxi) any bargaining or other obligations under the National Labor Relations Act; and (xxii) COVID-19.

(c) Neither the Company nor any of its Subsidiaries has incurred any material Liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law (collectively, the “WARN Act”) that remains unsatisfied.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Legal Actions, against the Company or any of its Subsidiaries or, to the Company’s Knowledge, investigations pending or threatened related to any allegations of harassment, sexual misconduct or discrimination by any employee with the title of senior vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Company’s Knowledge, threatened claims, Legal Actions against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of the Company or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any Person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied Contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f) Since January 1, 2020, no executive officer has terminated employment with the Company, and, to the Company’s Knowledge, no executive officer intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an executive officer of the Company.

Section 3.15 Taxes.

(a) (i) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Company and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements of the Company and its Subsidiaries, and (iii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company and its Subsidiaries.

(b) (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries, and (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d) Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(e) The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of such period) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law) occurring or in existence prior to the Closing, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue arising prior to the Closing, (v) any election under Section 965 of the Code made prior to the Closing, (vi) any prepaid amounts received prior to the Closing Date, or (vii) any agreement entered into with any Governmental Authority with respect to Taxes prior to the Closing.

(h) Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of or related to any act or omission occurring after the date of this Agreement of any Parent Entity or any of its Affiliates not contemplated by this Agreement, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i) Notwithstanding the foregoing, nothing in this Section 3.15 shall be construed as a representation or warranty with respect to the amount, availability or usability of any net operating loss, capital loss, Tax basis, Tax asset, Tax accounting method, Tax filing position or Tax attribute in any Tax period, or portion thereof, beginning on or after Closing Date. This Section 3.15 and Section 3.13 set forth the sole and exclusive representations and warranties regarding Tax matters of the Company and its Subsidiaries.

Section 3.16 Environmental Matters.

Except as set forth on Section 3.16 of the Company Disclosure Schedule:

(a) The Company and its Subsidiaries are in compliance with, and for the past three years, have complied with, all applicable Environmental Laws.

(b) The Company and its Subsidiaries possess all Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect. All statements made and all information supplied by or on behalf of the Company and its Subsidiaries in support of any application for any Permits required under Environmental Laws were and remain true and accurate in all material respects.

(c) No claims, proceedings (whether civil, criminal, regulatory or administrative) or complaints have been made or issued or, to the Company’s knowledge, are contemplated or threatened by any Governmental Authority or any Third Party (including any employee) with regard to the Company or its Subsidiaries in relation to any liability under any Environmental Laws or relating to Hazardous Substances; and neither the Company nor any of its Subsidiaries has received any written notice or request for information from any Governmental Authority or other Third Party related to any actual or alleged Liability under any Environmental Law, including, but not limited to, any inquiry, investigation, or remedial or corrective obligations or otherwise pertaining to Hazardous Substances.

(d) No Hazardous Substances have been or are being spilled, leached, released, emitted, discharged, escaped or disposed of into the environment from or on the property owned or operated by the Company or any of its Subsidiaries, including any Company Real Property, and as of the date of this Agreement, no condition exists on any property owned or operated by the Company and its Subsidiaries, including any Company Real Property, or any other location, in each case which has given rise to, or would reasonably be expected to give rise to, any Liability for the Company relating to environmental or Hazardous Substances matters or Environmental Laws, including such liability on the part of the Company or any of its Subsidiaries to make good, repair, reinstate or clean up any property now or previously owned, occupied or used by the Company or its Subsidiaries, including Company Real Property.

(e) To the knowledge of the Company, the Transactions do not require notice to, or approval from, any Governmental Authority under any Environmental Law.

(f) The representations and warranties set forth in this Article III are the sole and exclusive representations and warranties relating to environmental matters, including Environmental Laws, environmental Permits and Hazardous Substances.

Section 3.17 Intellectual Property.

(a) Each of the Company and its Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list of the following which are owned or purported to be owned by the Company or any of its Subsidiaries: (i) patents and patent applications, (ii) registered trademarks and applications therefor, (iii) registered copyrights and applications therefor, and (iv) domain name registrations ((i) - (iv), the “Company Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not encumber, impair or extinguish any of the Company Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Company Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of the Company, all Company Registered IP is subsisting, in full force and effect, and, to the Knowledge of the Company, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since the Company Incorporation Date, infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party and (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that the conduct of the business of the Company or its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating, or has, since the Company Incorporation Date, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported Ito be owned by the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon confidentiality being maintained. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon confidentiality being maintained, has been disclosed other than to Third Parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are, to the Knowledge of the Company, valid and enforceable.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and its Subsidiaries and assigns to the Company (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company and its Subsidiaries (“IT Assets”), (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Company and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) the IT Assets have not materially malfunctioned or failed in the past three years, to the Knowledge of the Company, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) the Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets in the past three years, (vi) the Company and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) the Company and its Subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of the Company and its Subsidiaries written agreements that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

Section 3.18 Real Property; Personal Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements to such property) used by the business of the Company and its Subsidiaries (the “Company Real Property”) and (ii) the ownership of or leasehold interest in any Company Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Company Real Property or any portion of any Company Real Property, other than the right of the Parent Entities pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Real Property or any portion of or interest in any Company Real Property, and except for this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any Company Real Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy, any material real property (the “Company Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Company or its Subsidiaries exists under any Company Real Property Lease.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all Company Assets and (ii) none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Company Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 3.19 Permits; Compliance with Law.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, registrations, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Authority (“Permits”) necessary (but excluding any Permits required under Environmental Laws, the representations and warranties to which are addressed solely in Section 3.16) for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Company Permits”). All such Company Permits are in full force and effect in all material respects and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has for the past five years been in compliance in all material respects with (i) all Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Company Permits.

Section 3.20 Certain Business Practices.

(a) None of the Company or its Subsidiaries, nor any of their respective directors, managers, or officers, or, to the Knowledge of the Company, any employee, agent, or representative thereof, has in the past three years offered, paid, promised to pay, or authorized the payment of any money or any other thing of value to any Person (i) with the intention of inducing improper conduct on the part of the recipient, (ii) acceptance of which would violate the policies of the recipient’s employer or cause the recipient to breach a duty owed to his or her employer, or (iii) to otherwise secure an undue or improper advantage for the Company or its Subsidiaries in violation of any Anti-Corruption Law.

(b) None of the Company or its Subsidiaries, nor any of their respective directors, managers, or officers, or, to the Knowledge of the Company, any employee, agent, or representative thereof in the past three years (i) has been or is a Sanctioned Person, (ii) has (acting for or on behalf of the Company or its Subsidiaries) transacted business with or for the benefit of a Sanctioned Person or otherwise violated applicable Sanctions, or (iii) committed a violation of any applicable Ex-Im Law.

(c) The operations of the Company and its Subsidiaries have been and are conducted in compliance with applicable Anti-Money Laundering Laws, including any financial recordkeeping and reporting requirements.

(d) To the Knowledge of the Company, none of the Company or its Subsidiaries has been, in the last three years, the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Sanctions, Ex-Im Laws.

Section 3.21 Regulatory Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries currently conduct, and have for the past seven years, conducted their respective businesses in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (b) except for routine matters arising in the ordinary course of business, none of the Company or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that the Company or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to the Company and its Subsidiaries and (c) there are no restrictions imposed by any Governmental Authority upon the Company’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent the Company or any of its Subsidiaries from operating as it currently operates.

Section 3.22 Transactions with Affiliates.

Except for any Company Benefit Plan, this Agreement and any other Ancillary Agreement, or as set forth on Section 3.22 of the Company Disclosure Schedule, there are no transactions, arrangements or Contracts between the Company or any Subsidiary of the Company, on the one hand, and any stockholder, officer, director, manager or Affiliate (other than the Company and its Subsidiaries) of the Company, on the other hand, other than (a) employment relationships, equity arrangements and compensation, benefits, travel advances and employee loans in the ordinary course of business and any Contract providing for the indemnification or reimbursement of expenses of (x) any member of the Company Board or other governing body of the Company or any of its Subsidiaries and/or (y) any officer of the Company or any of its Subsidiaries.

Section 3.23 Insurance.

All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Company or any of its Subsidiaries (the “Insurance Policies”) are in full force and effect and all premiums payable under such policies have been duly paid to date. As of the date of this Agreement, none of the Company or any of its Subsidiaries have received any written notice of default or cancellation of any such policy.

Section 3.24 Brokers.

No broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.25 No Additional Representations or Warranties.

Except as otherwise expressly provided in Article IV (as modified by the Parent Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Parent Entities, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Company hereby acknowledges and agrees that neither the Parent Entities nor any other Person on behalf of the Parent Entities has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Parent Entities (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other Person, and that any such representations or warranties are expressly disclaimed.

Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT ENTITIES

Notwithstanding anything in this Agreement to the contrary, the Parent Entities represent and warrant to the Company that the representations and warranties of the Parent Entities set forth in Section 4.01, Section 4.02, Section 4.04, Section 4.06, and Section 4.27 are true and correct as of the date of this Agreement. Additionally, with respect to this Article IV (other than Section 4.01, Section 4.02, Section 4.04, Section 4.06, and Section 4.27), except as (i) set forth in the corresponding sections of the disclosure schedule to be delivered by the Parent Entities to the Company pursuant to Section 5.23 (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule (whether or not an explicit cross reference appears) shall be deemed to be disclosed with respect to any other section to which the relevance of such item is reasonably apparent on its face,(ii) disclosed in any of the Parent SEC Reports filed within the last two years, to the extent the relevance of such item is reasonably apparent on its face (excluding all disclosures contained under the headings “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk” or in any other sections to the extent such disclosures are prospective or forward-looking statements or cautionary, predictive or forward-looking in nature); provided, that nothing disclosed in the Parent SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05(a), Section 4.07, Section 4.08, Section 4.12, Section 4.22 and Section 4.28, the Parent Entities, jointly and severally, represent and warrant to the Company as of March 11, 2024 that:

Section 4.01 Organization and Power.

Each of the Parent Entities and their respective Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Each Parent Entity has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not constitute a Parent Material Adverse Effect. Each of the Subsidiaries of the Parent Entities has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not constitute a Parent Material Adverse Effect. Each of the Parent Entities and their respective Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not constitute a Parent Material Adverse Effect.

Section 4.02 Organizational Documents.

Each Parent Entity has made available to the Company true and complete copies of the certificate of incorporation or certificate of formation and bylaws or limited liability company agreement (or similar organizational documents) of the Parent Entities as in effect on the date of this Agreement (collectively, the “Parent Organizational Documents”).

Section 4.03 Governmental Authorizations.

Assuming that the representations and warranties of the Company contained in Section 3.04 are true and correct, the execution, delivery and performance of this Agreement by each Parent Entity and the consummation by each of the Parent Entities of the Transactions do not and will not require any Governmental Authorizations, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (together with all amendments and supplements, and including the Proxy Statement, the “Parent Registration Statement”);

(c) any other filings or reports that may be required in connection with this Agreement, the Ancillary Agreements and the Transactions under the Securities Act, the Exchange Act or state securities Laws or “blue sky” Laws;

(d) compliance with Nasdaq rules and regulations;

(e) such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(f) the HSR Act and any applicable requirements of other Antitrust Laws (if applicable); or

(g) as set forth on Section 4.03 of the Parent Disclosure Schedule.

Section 4.04 Corporate Authorization.

(a) The Parent Board has unanimously (i) approved, adopted and declared advisable this Agreement, the Ancillary Agreements to which it is a party, and the Transactions, including the Merger, (ii) declared that it is advisable and in the best interests of the stockholders of Parent that Parent enter into this Agreement and consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) approved, adopted and declared advisable the Parent Issuance,

(iv) directed that the adoption of this Agreement, the Transactions be submitted to a vote at the Special Meeting and (v) recommended to the stockholders of Parent that they approve, for purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the Parent Issuance. The board of directors of Merger Sub has unanimously (i) approved, adopted and declared advisable this Agreement and the Merger, (ii) declared that it is in the best interests of Parent, as the sole stockholder of Merger Sub, that Merger Sub enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements, (iii) directed that the adoption of this Agreement and the Ancillary Agreements to which the Parent is a party be submitted to a vote of Parent, as the sole stockholder of Merger Sub, and (iv) recommended to Parent, as the sole stockholder of Merger Sub, that it adopt and approve this Agreement.

(b) Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and, subject to, in the case of Parent, receipt of the Requisite Parent Vote, and, in the case of Merger Sub, the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance of this Agreement by each Parent Entity and, assuming that the Requisite Parent Vote is received, the consummation by each Parent Entity of the Transactions have been duly and validly authorized by all necessary corporate action on the part of each Parent Entity. This Agreement has been duly and validly executed and delivered by the Parent Entities and constitutes a legal, valid and binding agreement of each Parent Entity enforceable against each Parent Entity in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Requisite Parent Vote is the only vote of the holders of shares capital stock of Parent required to approve and adopt this Agreement and consummate the Transactions. Prior to the execution of the Company Voting and Support Agreement and Parent Voting and Support Agreement, the Parent Board approved the Company Voting and Support Agreement and the Parent Voting and Support Agreement and the transactions contemplated by the Company Voting and Support Agreement and Parent Voting and Support Agreement.

Section 4.05 Non-Contravention.

(a) Subject to obtaining the Requisite Parent Vote, the receipt of the consents, approval, authorizations and other requirements set forth in Section 4.03, and except as set forth on Section 4.05 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement by each Parent Entity and the consummation of the Transactions do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of (A) the Parent Organizational Documents or (B) the comparable organizational or governing documents of any of the Subsidiaries of the Parent Entities, (ii) contravene or conflict with, or result in any material violation or breach of, any Permit or Law applicable to any of the Parent Entities or any of their respective Subsidiaries or by which any Parent Assets are bound, assuming that all Governmental Authorizations described in Section 4.03 have been obtained or made, (iii) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Parent Material Contracts or Parent Real Property Leases to which the Parent Entities or any of their respective Subsidiaries is a party or by which any Parent Assets are bound or (iv) result in the creation of any Liens (other than Permitted Liens) upon any of the Parent Assets, except, in the case of clauses (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of the Parent Entities nor any of their respective Subsidiaries has received any written notice from any Governmental Authority regarding any actual, alleged, possible or potential violation by, or failure of any Parent Entities or any of their respective Subsidiaries to comply with any Permit or Law.

(b) Notwithstanding the foregoing, there is no Contract to which any Parent Entity is a party that purports to have a Material effect (or could be construed to affect) on Company Intellectual Property following consummation of the Transactions contemplated under this Agreement.

Section 4.06 Capitalization.

(a) As of the date of this Agreement, Parent’s authorized capital stock consists of (i) 200,000,000 shares of Parent Common Stock, and (ii) 15,000,000 shares of Parent Preferred Stock. As of the close of business on the date of this Agreement, (i) 27,944,367 shares of Parent Common Stock were issued and outstanding (1,423,859 shares of such out of such 27,944,367 shares of Parent Common Stock are deemed, for purpose of this Agreement, issued and outstanding insofar as such 1,423,859 shares of Parent Common Stock are slated to be issued by Parent on or before February 29, 2024), (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 2,816,899 Parent Stock Options to purchase shares of Parent Common Stock at a weighted average per share exercise price of $2.03 were issued and outstanding, (iv) 40,000,000 shares of Parent Common Stock were reserved for issuance under the Parent Equity Plan, and (v) 80,000 Parent Warrants to purchase shares of Parent Common Stock at a weighted average per share exercise price of $5.75 were issued and outstanding as of the date of this Agreement, Merger Sub’s authorized capital stock consists solely of 1 share of Merger Sub Stock, of which 1 share were issued and outstanding and owned by Parent.

(b) Except (i) as set forth in Section 4.06(a) of the Parent Disclosure Schedule, (ii) to the extent expressly permitted under Section 5.02 (including as required by applicable Law) and (iii) 5,623,121 shares of Parent Common Stock issuable or reserved for issuance to management personnel, directors, advisors or vendors as compensation or otherwise under existing subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) as of the date of this Agreement, (x) there are no other outstanding shares of capital stock of any Parent Entity (subject to any exercise of Parent Stock Options or Parent Warrants after the date of this Agreement each in accordance with their terms) and (y) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock to which any of the Parent Entities or any of their respective Subsidiaries is a party obligating the Parent Entities or any of their respective Subsidiaries to (1) issue, transfer or sell any shares of capital stock or other equity interests of any of the Parent Entities or any of their respective Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (4) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any of its Subsidiaries or any other Person.

(c) All outstanding shares of Parent Common Stock and Merger Sub Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to any preemptive rights. All outstanding shares of Parent Common Stock, and Merger Sub Stock, Parent Stock Options and Parent Warrants were offered, sold and issued in compliance in all material respects with applicable securities Laws and were not issued in violation in any material respect of (i) the Parent Organizational Documents or (ii) the organizational documents of Merger Sub.

(d) Each outstanding share of capital stock or other equity interests of each Subsidiary of the Parent Entities is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any preemptive rights.

(e) Except as set forth on Section 4.05(a) of the Parent Disclosure Schedule, there are no outstanding contractual obligations of the Parent Entities or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Parent Entities, including shares of Parent Common Stock or Merger Sub Stock, or capital stock of any Subsidiary of the Parent Entities.

(f) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Parent Entities or any of their respective Subsidiaries is a party with respect to the voting of any shares of capital stock or other equity interests of any of the Parent Entities or any of their respective Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Parent Entities or any of their respective Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with stockholders of the Parent Entities on any matters with respect to the Parent Entities or any of their respective Subsidiaries.

(g) Section 4.06(g) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all Persons who, as of the date of this Agreement, hold Parent Stock Options or Parent Warrants, indicating, with respect to each such holder, the number of shares of Parent Common Stock subject to such Parent Stock Option and Parent Warrant or, the exercise price of each Parent Stock Option and Parent Warrant, the date of grant, the vesting schedule and the expiration date.

Section 4.07 Subsidiaries.

(a) Section 4.07(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of each Subsidiary of the Parent Entities. Parent has made available to the Company, the organizational documents of each Subsidiary of the Parent Entities.

(b) Each of the Subsidiaries of the Parent Entities is wholly owned by Parent, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Parent does not own, directly or indirectly, any capital stock or other equity securities of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity securities of, any Person other than the Subsidiaries of Parent. Parent has not agreed to, is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to, any Person other than the Subsidiaries of Parent.

Section 4.08 Business Operations.

Except as set forth on Section 4.08 or Section 4.14 of the Parent Disclosure Schedule, each Parent Entity (a) has not owned and does not own any assets or property (other than equity interests of its wholly-owned Subsidiaries), (b) has not had and does not have any employees, (c) except for this Agreement and the Ancillary Agreements to which a Parent Entity is a party, is not and has not been a party to, and does not have any obligations under, any Contracts, (d) has not conducted and does not conduct any business (other than the ownership of equity interests of its Subsidiaries) and (e) except: (i) for Taxes accrued and not yet payable, (ii) for obligations under the Parent Organizational Documents applicable to such Parent Entity, and (iii) as contemplated by this Agreement and each Ancillary Agreement to which such Parent Entity is a party, does not have any indebtedness for borrowed money or material Liabilities.

Section 4.09 SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed with or furnished to the SEC each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated in such documents) or filing required by applicable Law to be filed with or furnished by Parent to the SEC. Parent has delivered to the Company accurate and complete copies of all reports, statements (including registration and Proxy Statements), schedules, forms, certifications or other document (including exhibits and all other information incorporated in such documents) filed by Parent with the SEC since January 1, 2020 (the documents referred to in this Section 4.09(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits and information incorporated by reference in such documents, the “Parent SEC Reports”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. No Subsidiary of Parent is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Report complied, and each such Parent SEC Report filed subsequent to the date of this Agreement and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated that are applicable to each such Parent SEC Report.

(c) As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Report filed on or prior to the date of this Agreement did not, and each such Parent SEC Report filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated in such Parent SEC Report or necessary in order to make the statements made in such Parent SEC Report, in the light of the circumstances under which they were made, not misleading. Each Parent SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Parent SEC Report filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated in such Parent SEC Report or necessary to make the statements in such Parent SEC Report not misleading.

(d) As of the date of this Agreement, Parent has not received, and there are no outstanding or unresolved comments in, any comment letters received by Parent from the SEC with respect to the Parent SEC Reports and to Parent’s Knowledge, none of the Parent SEC Reports have been the subject of any review of, or is the subject of any ongoing review by, the SEC.

(e) Neither Parent nor any of its Subsidiaries is a party to, has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Parent Entities and their respective Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(f) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Parent SEC Reports, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC (including certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act), and (i) the statements contained in any such certifications were complete and correct and (ii) such certifications complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. As of the date of this Agreement, Parent has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Parent SEC Reports filed prior to the date of this Agreement. Except as set forth in Section 4.09(f) of the Parent Disclosure Schedule, Parent is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act. Parent has not received any correspondence from any officials or staff of Nasdaq relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq.

Section 4.10 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Subsidiaries included in the Parent SEC Reports:

(i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates of such financial statements and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of notes). Parent maintains and since January 1, 2020, has maintained, disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to the Parent Entities and their respective Subsidiaries required to be disclosed in Parent’s periodic reports under the Exchange Act is made known to the Parent’s principal executive officer and its principal financial officer by others within the Parent Entities or any of their respective Subsidiaries, and such disclosure controls and procedures are effective in timely alerting the Parent’s principal executive officer and its principal financial officer to such information required to be included in the Parent’s periodic reports required under the Exchange Act. Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably sufficient (A) to provide reasonable assurance (1) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (2) that transactions are executed only in accordance with the authorization of management, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets that could have a material effect on the financial statements and (B) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. From January 1, 2020, until the date of this Agreement, Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board and made available to the Company prior to the date of this Agreement (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent internal controls, in each case, if any. From January 1, 2020, until the date of this Agreement, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its Subsidiaries or their respective internal accounting controls.

(b) Except as set forth on Section 4.10(b) of the Parent Disclosure Schedule, there are no off-balance sheet arrangements to which the Parent Entities or any of their respective Subsidiaries is a party.

(c) To the Knowledge of Parent, Parent’s independent registered accounting firm has at all times since the date Parent became subject to the applicable provisions of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “Independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board under the Exchange Act.

(d) There have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer, general counsel or similar officer of Parent, the Parent Board or any committee of the Parent Board, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(e) Parent has not been and is not currently determined to be a “shell company” as defined under Section 12b-2 of the Exchange Act.

Section 4.11 Undisclosed Liabilities.

As of the date of this Agreement, except as set forth in Section 4.11 of the Parent Disclosure Schedule, there are no Liabilities of the Parent Entities or any of their respective Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a) Liabilities reflected or reserved against in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2023, or the related footnotes set forth in the Parent SEC Reports;

(b) Liabilities incurred since September 30, 2023, in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental Liability);

(c) Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement; and

(d) Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Parent Entities and their respective Subsidiaries.

Section 4.12 Absence of Certain Changes.

Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 4.12 of the Parent Disclosure Schedule, from September 30, 2023, to the date of this Agreement, (a) the business of Parent and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, (b) there has not been any Parent Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken after the date of this Agreement, would constitute a breach of Section 5.02.

Section 4.13 Litigation.

Except as set forth in Section 4.13 of the Parent Disclosure Schedule, from September 30, 2023, through the date of this Agreement, (a) there have been no Legal Actions pending or, to the Knowledge of Parent, threatened against the Parent Entities or any of their respective Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to the Parent Entities and their respective Subsidiaries and (b) there are no Orders outstanding against the Parent Entities or any of their respective Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to the Parent Entities and their respective Subsidiaries.

Section 4.14 Material Contracts.

(a) Section 4.14 of the Parent Disclosure Schedule sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Parent Entities or any of their respective Subsidiaries is a party (each, a “Parent Material Contract”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as determined as of the date of this Agreement), other than those agreements and arrangements described in Parent SEC Reports;

(ii) each Contract (A) not to (or otherwise restricting or limiting the ability of the Parent Entities or any of their respective Subsidiaries to) compete in any line of business or geographic area or (B) to restrict the ability of the Parent Entities or any of their respective Subsidiaries to conduct business in any geographic area;

(iii) each Contract (other than any Parent Benefit Plan) providing for or resulting in payments by the Parent Entities or any of their respective Subsidiaries that exceeded $250,000 in the calendar year ended December 31, 2023, or that is reasonably likely to require, during the remaining term of such Contract, annual payments by a Parent Entity or any of their Subsidiaries that exceed $250,000;

(iv) all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Parent Assets;

(v) all material Contracts (A) for the granting or receiving of a license, sublicense or franchise (in each case, including any such Contracts relating to any Intellectual Property) providing for or resulting in a payment in excess of $250,000 per year or (B) under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment in which it is reasonably expected to pay or receive a royalty, license fee, franchise fee or similar payment in excess of $250,000, in each case of clause (A) and (B), other than agreements with employees, non-exclusive licenses granted to a Parent Entity’s or its Subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms;

(vi) all partnership, joint venture or other similar agreements or arrangements;

(vii) any agreement with any director, officer or stockholder of Parent or any Subsidiary that is required to be described under Item 404 of Regulation S-K of the SEC in the Parent SEC Reports;

(viii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000;

(ix) any agreement for the disposition or acquisition by the Parent Entities or any of their respective Subsidiaries, with material obligations of the Parent Entities or any of their respective Subsidiaries (other than confidentiality obligations) remaining to be performed or material Liabilities of the Parent Entities or any of their respective Subsidiaries continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(x) any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law; and

(xi) all material agreements with any Governmental Authority.

(b) Section 4.14(b) of the Parent Disclosure Schedule sets forth all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material assets of Parent, a true and complete copy of which have been made available to the Company.

(c) A true and complete copy of each Parent Material Contract (including any related amendments) entered into prior to the date of this Agreement has been filed as an exhibit (by reference or otherwise) to the Parent Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on May 25, 2023, or disclosed by Parent in a subsequent Parent SEC Report or made available to the Company prior to the date of this Agreement. Each Parent Material Contract is a valid and binding agreement of Parent or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as would not, be material to Parent, (i) neither Parent or such Subsidiary nor, to the Knowledge of Parent, any other party, is in breach of or default under any such Parent Material Contract, (ii) as of the date of this Agreement, there are no material disputes with respect to any such Parent Material Contract and (iii) as of the date of this Agreement, no party under any Parent Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Parent Material Contract.

Section 4.15 Benefit Plans.

(a) Section 4.15(a) of the Parent Disclosure Schedule lists all material Parent Benefit Plans. For purposes of this Agreement a “Parent Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, retention, severance, employment, individual consulting, change-of-control, transaction bonus, bonus, incentive, deferred compensation and other employee benefit plan, agreement, arrangement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, supplemental unemployment benefits and post-employment or retirement benefits (including compensation or pension benefits), in each case (A) under which any current or former director, manager, officer, employee or individual independent contractor of any Parent Entity or any of its Subsidiaries has any right to benefits and for which any Parent Entity or any of its Subsidiaries has any Liability or (B) which are maintained, sponsored or contributed to by any Parent Entity or any of its Subsidiaries or to which any Parent Entity or any of its Subsidiaries makes or is required to make contributions or with respect to which any Parent Entity or any of its Subsidiaries has any material Liability.

(b) With respect to each material Parent Benefit Plan, if applicable, Parent has made available to the Company true and complete copies of (i) the current plan document and any amendments thereto and for any unwritten plan, a summary of the material terms, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) if the Parent Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the IRS, and (v) all material non-routine correspondence with respect to any Parent Benefit Plan with a Governmental Authority within the last three years.

(c) No Parent Entity nor any of its Subsidiaries maintains, sponsors, or contributes to (or is required to sponsor, maintain, or contribute to), or has within the preceding six years maintained, sponsored or contributed to, or has any Liability, including on account of an ERISA Affiliate, under or with respect to, (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA and 4001(a)(3) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA, or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA). No Parent Entity nor any of their Subsidiaries has any Liability as a result of any time being considered a single employer with any other Person under Section 414 of the Code. No Parent Benefit Plan is a voluntary employee benefit association under Section 501(c)(9) of the Code. No Parent Entity nor any of their Subsidiaries has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA or to which Section 4204 of ERISA applied.

(d) Each Parent Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code, (i) such Parent Benefit Plan has received a favorable determination or opinion letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) to the Knowledge of the Parent, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.

(e) No Parent Entity nor any of its Subsidiaries has any Liability with respect to, and no Parent Benefit Plan provides, retiree or post-employment health, medical, life insurance or death benefits to current or former employees or other individual service providers of any Parent Entity or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the premium cost of which is fully paid by such current or former employees or other individual service providers or their dependents. No Parent Benefit Plan is maintained (or governed by the Laws) outside of the United States or provides benefits to any service provider who is based or provides substantial services (in whole or in part) outside of the United States.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event) (i) result in any payment from any Parent Entity or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director, manager or individual independent contractor of any Parent Entity or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director, manager or individual independent contractor of any Parent Entity or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director, manager or individual independent contractor of any Parent Entity or any of its Subsidiaries under any Parent Benefit Plan or (v) result in any breach or violation of or default under or limit Parent’s, Merger Sub’s, or the Company’s right to amend, modify or terminate any Parent Benefit Plan.

(g) Each Parent Benefit Plan that constitutes in any part a “nonqualified deferred compensation” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in all respects in accordance with Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service, and no amount under any such Parent Benefit Plan has been, is or is reasonably expected to be subject to any Tax set forth under Section 409A(a)(1)(B) of the Code. No person is entitled to any gross-up, make-whole or other additional payment from any Parent Entity or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code).

(h) Since January 1, 2020, there have been no pending, or, to the Knowledge of Parent, threatened, material claims, investigations, audits or litigation against or involving any Parent Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.

(i) Each Parent Benefit Plan can be terminated at any time for any or no reason by any Parent Entity or any its Subsidiaries without any past, present or future Liability or obligation to any Parent Entity or any of its Subsidiaries (other than solely administrative expenses related to such termination). No consents, approvals or other actions of any Third Party (other than solely administrative processes) are required to effect the actions contemplated by the Separation Agreement with respect to the Parent Benefit Plans.

Section 4.16 Labor Relations.

(a) Since January 1, 2020, (i) no employee of any Parent Entity or any of its Subsidiaries is or has been represented by a union and, to the Knowledge of Parent, no union organizing efforts are currently being, or have been, conducted, (ii) neither any Parent Entity nor any of its respective Subsidiaries is or has been a party to, or is currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) there have been no actual or, to the Knowledge of the Company, threatened strike, picket, work stoppage, work slowdown or other organized labor dispute in respect of any Parent Entity or any of its respective Subsidiaries.

(b) Each of the Parent Entities and their respective Subsidiaries is, and has been since January 1, 2020, in compliance in all material respects with all Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the FLSA; (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; (xxi) any bargaining or other obligations under the National Labor Relations Act; and (xxii) COVID-19.

(c) Neither Parent nor any of its Subsidiaries has incurred any material Liability or obligation under the WARN Act that remains unsatisfied.

(d) Since January 1, 2020, (i) no allegations of harassment, sexual misconduct or discrimination have been made against any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of any Parent Entity or any of its Subsidiaries through Parent’s anonymous employee hotline or any formal human resources communication channels at any Parent Entity or any of its Subsidiaries, and (ii) there are no Legal Actions against any Parent Entity or any of its Subsidiaries or, to Parent’s Knowledge, investigations pending or threatened related to any allegations of harassment, sexual misconduct or discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of any Parent Entity or any of its Subsidiaries. Since January 1, 2020, neither Parent nor any of its Subsidiaries has entered into any settlement agreements related to allegations of harassment, sexual misconduct or discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of any Parent Entity or any of its Subsidiaries.

(e) There are no pending or, to Parent’s Knowledge, threatened Legal Actions against any Parent Entity or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of any Parent Entity or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of any Parent Entity or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f) Since January 1, 2020, all individuals who perform or have performed services for any Parent Entity or any of its Subsidiaries have been properly classified under applicable Law in all material respects (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Parent Benefit Plan, and neither Parent nor any of its Subsidiaries has notice of any pending or, to Parent’s Knowledge, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(g) Since January 1, 2022, no executive officer has terminated employment with Parent, and no executive officer intends to terminate employment with Parent except as required under this Agreement.

Section 4.17 Taxes.

(a) (i) All income and other material Tax Returns required to be filed by or with respect to the Parent Entities and their respective Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Parent Entities and their respective Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements contained in the Parent SEC Reports, and (iii) the Parent Entities and their respective Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Parent Entity and its Subsidiaries.

(b) (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Parent Entities and their respective Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Parent Entities and their respective Subsidiaries, (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Parent Entities and their respective Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and (iv) all material deficiencies for Taxes asserted or assessed in writing against the Parent Entities or any of their respective Subsidiaries have been fully and timely paid or properly reflected under GAAP in the most recent financial statements contained in the Parent SEC Reports.

(c) There are no Liens for Taxes upon the assets or properties of the Parent Entities and their respective Subsidiaries, except for Permitted Liens.

(d) Neither the Parent Entities nor their respective Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(e) The Parent has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(f) Neither the Parent Entities and their respective Subsidiaries has any Liability for the Taxes of any Person (other than any of the Parent Entities and their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to customary provisions in any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(g) Neither the Parent Entities nor their respective Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law) occurring or in existence prior to the Closing, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue arising prior to the Closing, (v) any election under Section 965 of the Code made prior to the Closing, (vi) any prepaid amounts received prior to the Closing Date, or (vii) any agreement entered into with any Governmental Authority with respect to Taxes prior to the Closing.

(h) Each Parent Entity has (i) properly complied with all applicable Laws with respect to any Parent Entity’s deferral of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not sought and does not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(i) The unpaid Taxes of each Parent Entity do not exceed the reserves therefor (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the most recent financial statements contained in the Parent SEC Reports and will not exceed such reserves as adjusted for the passage of time through and including the Closing Date in accordance with the past custom and practices of such Parent Entity in filing its Tax Returns. Since December 31, 2021, no Parent Entity has incurred any material Tax liability outside the ordinary course of business.

(j) Neither the Parent Entities nor any of their respective Subsidiaries has taken any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Parent Entities and their respective Subsidiaries, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of or related to any act or omission occurring after the date of this Agreement of the Company or any of its Affiliates not contemplated by this Agreement, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(k) Prior to the Merger, Parent is “in control” of Merger Sub as provided in section 368(a)(1)(E) of the Code.

(l) Notwithstanding the foregoing, nothing in this Section 4.17 shall be construed as a representation or warranty with respect to the amount, availability or usability of any net operating loss, capital loss, Tax basis, Tax asset, Tax accounting method, Tax filing position or Tax attribute in any Tax period, or portion thereof, beginning on or after Closing Date. This Section 4.17 and Section 4.15 set forth the sole and exclusive representations and warranties regarding Tax matters of the Company and its Subsidiaries.

Section 4.18 Environmental Matters.

(a) Parent and its Subsidiaries are in compliance and for the past three years have complied with all applicable Environmental Laws, in all material respects;

(b) Parent and its Subsidiaries possess all material Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect;

(c) Neither Parent nor any Subsidiary has received any notice or request for information from any Governmental Authority or other Third Party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances;

(d) To the Knowledge of Parent, no condition exists on any property owned or operated by Parent and its Subsidiaries or any other location, in each case, which has given rise to, or would reasonably be expected to give rise to, any Liability for any Parent Entity or any of their respective Subsidiaries relating to environmental or Hazardous Substances matters or Environmental Laws; and

(e) To the Knowledge of Parent, the Transactions do not require notice to, or approval from, any Governmental Authority under any Environmental Law.

Section 4.19 Intellectual Property.

(a) Each of the Parent Entities and their respective Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Parent Entities and their respective Subsidiaries (collectively, the “Parent Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Section 4.19(a) of the Parent Disclosure Schedule sets forth a true and complete list of the following which are owned or purported to be owned by any Parent Entity or any of its Subsidiaries: (i) patents and patent applications, (ii) registered trademarks and applications therefor, (iii) registered copyrights and applications therefor, and (iv) domain name registrations ((i) - (iv), (the “Parent Registered IP”)). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the execution, delivery and performance of this Agreement by the Parent Entities and the consummation by Parent Entities of the Transactions do not and will not encumber, impair or extinguish any of the Parent Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none (i) of the Parent Intellectual Property owned or purported to be owned by any Parent Entity or any of its Subsidiaries (“Parent Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of Parent, all Parent Registered IP is subsisting, in full force and effect, and, to the Knowledge of Parent, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Parent Owned Intellectual Property.

(c) (i) To the Knowledge of the Parent Entities, the conduct of the business of the Parent Entities and their respective Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since January 1, 2020 infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party, (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of Parent, threatened against any Parent Entity or any of its Subsidiaries that the conduct of the business of any Parent Entity or any of its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party and (iii) to the Knowledge of Parent, no Person is infringing upon, misappropriating or otherwise violating, or has, since January 1, 2020, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned by any Parent Entity or any of its Subsidiaries.

(d) The Parent Entities and their respective Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Parent Intellectual Property that is material to the business of the Parent Entities and their respective Subsidiaries and the value of which is contingent upon confidentiality being maintained. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of the Parent Owned Intellectual Property that is material to the business of the Parent Entities and their respective Subsidiaries and the value of which is contingent upon confidentiality being maintained, has been disclosed other than to Third Parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are valid and enforceable.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all Persons who have contributed, developed or conceived any Parent Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Parent Entities and their respective Subsidiaries and assigns to Parent (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have sufficient rights to use all of the IT Assets used or held for use in connection with the operation of the business of Parent and its Subsidiaries,

(ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of Parent and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) the IT Assets have not materially malfunctioned or failed in the past three years, to the Knowledge of Parent, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) Parent and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of Parent and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets in the past three years, (vi) Parent and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) Parent and its Subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of Parent and its Subsidiaries written agreements that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

Section 4.20 Real Property; Personal Property.

(a) Section 4.20(a) of the Parent Disclosure Schedule sets forth a true and complete list of the address of each owned and leased Parent Real Property. The Parent Entities and their respective Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements) used by the business of the Parent Entities and their respective Subsidiaries (the “Parent Real Property”) and the ownership of or leasehold interest in any Parent Real Property is not subject to any Lien (except in all cases for Permitted Liens). Neither the Parent Entities nor any of their respective Subsidiaries have leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Parent Real Property or any portion of Parent Real Property, other than the right of the Company pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Parent Real Property or any portion of or interest, and except for this Agreement, neither the Parent Entities nor any of their respective Subsidiaries are parties to any Contract to sell, transfer, or encumber any Parent Real Property.

(b) Each of the leases, subleases and other agreements under which the Parent Entities or any of their respective Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any Parent Real Property (the “Parent Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). No termination event or breach or default on the part of each of the Parent Entities or their respective Subsidiaries exists under any Parent Real Property Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a termination event or breach or default under any Parent Real Property Lease. Neither the Parent Entities nor any of their respective Subsidiaries have collaterally assigned or granted any other security interest in any Parent Real Property Lease or any interest therein. Parent has made available to the Company, true and complete copies of each Parent Real Property Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).

(c) (i) The Parent Entities and their respective Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material Parent Assets and (ii) none of Parent’s or any of its Subsidiaries’ ownership of or leasehold interest in any such material Parent Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 4.21 Permits; Compliance with Law.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Entities and their respective Subsidiaries is in possession of all material Permits necessary for each of the Parent Entities and their respective Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Parent Permits”). All such Parent Permits are in full force and effect in all material respects and no revocation, termination, suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, has been threatened in writing against any Parent Entity or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Entities and their respective Subsidiaries has at all times since January 1, 2020, been in compliance in all material respects with (i) all Laws applicable to Parent or such Subsidiary or by which any of the Parent Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Parent Permits.

Section 4.22 Certain Business Practices.

(a) None of the Parent Entities or their respective Subsidiaries, nor any of their respective directors, managers, or officers, or, to the Knowledge of Parent, any employee, agent, or representative thereof, has in the past three years offered, paid, promised to pay, or authorized the payment of any money or any other thing of value to any Person (i) with the intention of inducing improper conduct on the part of the recipient, (ii) acceptance of which would violate the policies of the recipient’s employer or cause the recipient to breach a duty owed to his or her employer, or (iii) to otherwise secure an undue or improper advantage for the Parent Entities or their respective Subsidiaries in violation of any Anti-Corruption Law.

(b) None of the Parent Entities or their respective Subsidiaries, nor any of their respective directors, managers, or officers, or, to the Knowledge of Parent, any employee, agent, or representative thereof in the past three years (i) has been or is a Sanctioned Person, (ii) has (acting for or on behalf of the Parent Entities or their respective Subsidiaries) transacted business with or for the benefit of a Sanctioned Person or otherwise violated applicable Sanctions, or (iii) committed a violation of any applicable Ex-Im Law.

(c) The operations of the Parent Entities and their respective Subsidiaries have been and are conducted in compliance with applicable Anti-Money Laundering Laws, including any financial recordkeeping and reporting requirements, and the Parent Entities’ books and records fairly and accurately reflect, in reasonable detail, their transactions and disposition of assets consistent with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(d) To the Knowledge of Parent, none of the Parent Entities or their respective Subsidiaries has been, in the last three years, the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Sanctions, Ex-Im Laws.

Section 4.23 Regulatory Matters.

(a) (i) The Parent Entities and their respective Subsidiaries currently conduct, and have at all times since January 1, 2020, conducted their respective business in compliance in all material respects with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, none of any Parent Entity or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that any Parent Entity or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter Parent’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to the Parent Entities and their respective Subsidiaries and (iii) there are no restrictions imposed by any Governmental Authority upon Parent’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent any Parent Entity or any of its Subsidiaries from operating as it currently operates.

(b) Parent and each of its Subsidiaries, and to the Knowledge of Parent, all of their respective directors, managers, officers, agents and employees, are in compliance in all material respects with, and the Parent and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause the Parent Entities and their respective Subsidiaries and their respective directors, managers, officers, agents and employees to be in compliance in all material respects with, to the extent applicable, all Laws.

Section 4.24 Takeover Statutes.

The Parent Board has taken all necessary action to ensure that the restrictions on business combinations that are set forth in the Nevada Revised Statutes (the “NRS”), and any other similar Law applicable to Parent, will not apply to this Agreement, the Ancillary Agreements, the Transactions, including by approving this Agreement, the Ancillary Agreements to which a Parent Entity is a party, the Merger and the other Transactions. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which a Parent Entity or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of a Parent Entity or any of its Subsidiaries.

Section 4.25 Transactions with Affiliates.

Except as disclosed in the Parent SEC Reports, from the date of the Parent’s last Proxy Statement through the date hereof, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K and there are no transactions, arrangements or Contracts between a Parent Entity or any of their respective Subsidiaries, on the one hand, and any stockholder, officer, director, manager or Affiliate of such Parent Entity, on the other hand, other than employment relationships, equity arrangements and compensation, benefits, travel advances and employee loans in the ordinary course of business.

Section 4.26 Insurance.

The Parent Entities and their respective Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. None of the Parent Entities or any of its Subsidiaries have received any written notice of default or cancellation of any such policy. All material fire and casualty, general Liability, business interruption, product Liability, and sprinkler and water damage insurance policies maintained by or on behalf of any Parent Entity or any of its Subsidiaries (“Parent Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Parent Entities and their respective Subsidiaries and their respective properties and assets, except for any such failures to maintain Parent Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.27 Valid Issuance.

The shares of Parent Common Stock to be issued in connection with the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

Section 4.28 Brokers.

Except for the Parent Financial Advisor, no broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Entity or any of its Subsidiaries.

Section 4.29 Shell Company Status.

Parent is not, and has never been, an issuer identified in Rule 144(i)(1)(i) of the Securities Act.

Section 4.30 Listing and Maintenance Requirements.

The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Parent has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration. Except as disclosed in the Parent SEC Reports, Parent has not, in the twelve (12) months preceding the date hereof, received notice from Nasdaq that Parent is not in compliance with the listing or maintenance requirements of Nasdaq.

Section 4.31 No Additional Representations or Warranties.

Except as otherwise expressly provided in Article III (as modified by the Company Disclosure Schedule), each of the Parent Entities hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Parent Entities, their respective affiliates or any of their respective Representatives by, or on behalf of, the Parent Entities, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Parent Entities hereby acknowledge and agree that neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Parent Entities, their respective affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Parent Entities, their respective affiliates or any of their respective Representatives or any other Person, and that any such representations or warranties are expressly disclaimed.

Article V. COVENANTS

Section 5.01 Conduct of Business of the Company.

From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except (i) as expressly contemplated or permitted by this Agreement or any Ancillary Agreement, (ii) as set forth in Section 5.01 of the Company Disclosure Schedule, (iii) as required by Law, or (iv) as consented to in writing by Parent, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (A) conduct its operations in the ordinary course of business consistent with past practice and (B) maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no material increases in any compensation or benefits, including any incentive, retention or similar compensation shall be made in respect thereof except to the extent such increase is required in the ordinary course of business consistent with past practice) and to preserve the good will of its material customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except (1) as otherwise expressly contemplated or permitted by this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, (3) as required by applicable Law, or (4) as consented to in writing by Parent, such consent not to be unreasonably withheld, conditioned or delayed, from and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions:

(a) Organizational Documents. Amend any of the Company Organizational Documents or any of the comparable organizational documents of any of the Company’s Subsidiaries (including partnership agreements and limited liability company agreements) in any material respect;

(b) Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock, other than dividends, distributions and intercompany debt settlements by wholly-owned Subsidiaries of the Company in the ordinary course of business and any dividends required to be declared, paid or accrued on the Company Series A Preferred Stock;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) issue, deliver or sell to any Continuing Company Employee any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to the vesting, exercise or settlement of awards under Company Equity Plan (including Company Stock Options) outstanding as of the date of this Agreement) or (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock;

(d) Indebtedness; Guarantees. Assume or guarantee any indebtedness for borrowed money in excess of $250,000, other than (i) pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to Parent, (ii) pursuant to equipment financing in the ordinary course of business and consistent with past practice or (iii) pursuant to any indebtedness related to the Financing;

(e) Tax. File any material amended Tax Return, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or any voluntary disclosure agreement with any Governmental Authority, in each case, with respect to a material amount of Taxes or take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(f) Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets, in each case, other than as required by changes in GAAP or applicable Law or as may be reasonably necessary to comply with GAAP or applicable Law, after the date of this Agreement;

(g) Dispositions. Sell, lease, exclusively license, transfer, pledge, encumber, grant or dispose of any material Company Assets, including any Intellectual Property rights and the capital stock of Subsidiaries of the Company, that are material to the Company and its Subsidiaries, taken as a whole, other than (i) in connection with products or services offered or provided in the ordinary course of business, (ii) in connection with the financing of capital equipment, (iii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iv) expirations of Company Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Company Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, or (v) transactions among the Company and any of its Subsidiaries;

(h) Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to the Company or any of its Subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a Person that is not a Governmental Authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $100,000 individually or in the aggregate (excluding any amounts paid or payable by an insurance provider);

(i) Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, manager, officer or stockholder of the Company that would reasonably be expected to materially delay or prevent the consummation of the Transactions;

(j) Inhibiting Transactions. Take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed;

(k) Compensation and Benefits. Except as otherwise provided in Section 5.01(b), (i) materially increase the compensation or benefits payable or to become payable to any current or former Company Employee or any directors, managers or officers, (ii) grant any equity or equity-based incentive award, retention, severance or termination pay or change in control or transaction bonus to any current or former Company Employee or any directors, managers or officers, (iii) renew or enter into or amend any new employment or severance agreement with any current or former Company Employee or any directors, managers or officers, (iv) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Company Benefit Plan, (v) enter into, terminate, amend or negotiate any collective bargaining agreement or other agreement or Contract with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any employee layoffs that could trigger any Liability or notice requirements under the WARN Act or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former Company Employee or any directors, managers or officers, except, in each case, to the extent required by applicable Law, this Agreement or in terms of any Company Benefit Plan in effect on the date of this Agreement and set forth on Section 5.01(k) of the Company Disclosure Schedule that has been made available to the Company as of the date of this Agreement; or

(l) Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Section 5.02 Conduct of Business of Parent Entities.

From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except (i) as expressly contemplated or permitted by this Agreement or any Ancillary Agreement, (ii) as set forth in Section 5.02 of the Parent Disclosure Schedule, (iii) as required by Law, or (iv) as consented to in writing by the Company, such consent not to be unreasonably withheld, conditioned or delayed, the Parent Entities shall, and shall cause each of their Subsidiaries to, use reasonable best efforts to (A) conduct its operations in the ordinary course of business consistent with past practice and (B) maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no material increases in any compensation, including any incentive, retention or similar compensation shall be made in respect thereof except to the extent such increase is required in the ordinary course of business consistent with past practice) and to preserve the good will of its customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except (1) as otherwise expressly contemplated or permitted by this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.02 of the Parent Disclosure Schedule, (3) as required by applicable Law, or (4) as consented to in writing by the Company, such consent not to be unreasonably withheld, conditioned or delayed, from and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, the Parent Entities shall not, and shall not permit any of their Subsidiaries to, take any of the following actions:

(a) Organizational Documents. Amend, or seek approval from the stockholders of Parent to amend, any of the Parent Organizational Documents or any of the comparable organizational documents of any of Parent’s Subsidiaries (including partnership agreements and limited liability company agreements);

(b) Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock other than dividends, distributions and intercompany debt settlements by wholly owned Subsidiaries of Parent in the ordinary course of business.

(c) Capital Stock. (i) adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to the exercise of Convertible Securities of Parent outstanding as of the date of this Agreement and in accordance with their terms), or (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock other than the Parent Registration Statement;

(d) Compensation and Benefits. Except as otherwise provided in Section 5.02(b), (i) materially increase the compensation or benefits payable or to become payable to any current or former Parent Employee or any directors, managers or officers, (ii) grant any equity or equity-based incentive award, retention, severance or termination pay or change in control or transaction bonus to any current or former Parent Employee or any directors, managers or officers, (iii) renew or enter into or amend any new employment or severance agreement with any current or former Parent Employee or any directors, managers or officers, (iv) establish, adopt, enter into, materially amend or terminate any Parent Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Parent Benefit Plan, (v) enter into, terminate, amend or negotiate any collective bargaining agreement or other agreement or Contract with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any employee layoffs that could trigger any Liability or notice requirements under the WARN Act or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former Parent Employee or any directors, managers or officers, except, in each case, to the extent required by applicable Law, this Agreement or in terms of any Parent Benefit Plan in effect on the date of this Agreement and set forth on Section 5.02(d) of the Parent Disclosure Schedule that has been made available to the Company as of the date of this Agreement;

(e) Dispositions. Except as otherwise provided in Section 5.02(e) of the Parent Disclosure Schedule, sell, lease, exclusively license, transfer, pledge, encumber, grant or dispose of any Parent Assets, including any Intellectual Property rights, the capital stock of Subsidiaries of Parent, that are material to the Parent Entities and their respective Subsidiaries, taken as a whole, other than (i) in connection with products or services offered or provided in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business or (iii) expirations of Parent Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Parent Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, in each case in the ordinary course of business, or (iv) transactions among the Parent Entities;

(f) Acquisitions. Except as set forth on Section 5.02(f) of the Parent Disclosure Schedule, acquire by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division of such business organization;

(g) Contracts. (i) Enter into any Contract which if in effect as of the date of this Agreement would be a Parent Material Contract or Parent Real Property Lease, other than in the ordinary course of business (unless such Contract would otherwise be prohibited under this Section 5.02), (ii) enter into any Contract that would limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors from engaging or competing in any line of business or in any geographic area in any material respect or (iii) terminate, cancel or request any material change in or waive any material rights under any Parent Material Contract or Parent Real Property Lease other than the expiration of any Parent Material Contract or Parent Real Property Lease in accordance with its terms in the ordinary course of business (unless such action would otherwise be prohibited under this Section 5.02), or (iv) terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties;

(h) Reserved.

(i) Indebtedness; Guarantees. Incur, assume or guarantee any indebtedness for borrowed money, other than (i) pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to the Company and (ii) pursuant to promissory notes issued in connection with any permitted acquisition by the Parent Entities, which acquisition is made pursuant to the terms set forth in Section 5.02(f), and (iii) indebtedness under any other promissory note taken individually, and all such promissory notes in the aggregate, that do not exceed $1,000,000;

(j) Loans. (i) Make any loans, advances or capital contributions to (other than business advances in the ordinary course of business), or investments in, any other Person (including any of its officers, directors, managers, employees, agents or consultants), other than by Parent or a wholly owned Subsidiary of Parent to, or in, Parent or any of its wholly owned Subsidiaries in the ordinary course of business or (ii) make any material change in either of the Parent Entities’ or their respective Subsidiaries’ existing borrowing or lending arrangements for or on behalf of such Persons;

(k) Tax. Make or change or rescind any material Tax election, file any material amended Tax Return, change or adopt any material method of Tax accounting, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or any voluntary disclosure agreement with any Governmental Authority, in each case, with respect to a material amount of Taxes, incur any Taxes outside of the ordinary course of business, or take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(l) Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets, in each case, other than as required by changes in GAAP or applicable Law after the date of this Agreement;

(m) Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to a Parent Entity or any of their Subsidiaries;

(n) Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, officer or stockholder of a Parent Entity that would reasonably be expected to materially delay or prevent the consummation of the Transactions or that would be required to be described under Item 404 of Regulation S-K of the SEC;

(o) Inhibiting Transactions. Take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Section 5.24 of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or

(p) Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Section 5.03 Access to Information; Confidentiality.

(a) From the date of this Agreement through the Effective Time (or if earlier, the date on which this Agreement is terminated pursuant to Article VII), the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and its Representatives access to at reasonable times upon prior notice the officers, employees, properties, books and records of the Company and its Subsidiaries, and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or its Representatives may reasonably request.

(b) From the date of this Agreement through the Effective Time (or if earlier, the date on which this Agreement is terminated pursuant to Article VII), the Parent Entities shall, and shall cause their respective Subsidiaries to, (i) provide to the Company and its Representatives access to at reasonable times upon prior notice the officers, employees, properties, books and records of the Parent Entities and their respective Subsidiaries, and (ii) furnish promptly such information concerning the Parent Entities and their respective Subsidiaries as the Company or its Representatives may reasonably request.

(c) Notwithstanding the foregoing, neither Parent nor the Company, or their respective Subsidiaries, shall be required to provide such access if it reasonably determines that such access would (A) materially disrupt or impair the ordinary course business or operations of Parent or the Company, as applicable, or any of its respective Subsidiaries, (B) cause a material violation of any Company Material Contract or Parent Material Contract, (C) constitute a violation of any applicable Law or (D) that would, in the reasonable judgment of Parent or the Company, as applicable, result in the disclosure of any trade secrets of Third Parties. Nothing in this Agreement shall require the Company or Parent or any of their respective Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Party (provided, that such Party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable).

(d) Parent and the Company shall comply with and shall use their reasonable best efforts to cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, with respect to the information disclosed under this Section 5.03.

Section 5.04 No Solicitation - Company.

(a) From the date of this Agreement through the Effective Time (or if earlier, the date on which this Agreement is terminated pursuant to Article VII), the Company shall not, and shall cause each of its Subsidiaries and its Representatives and their respective Representatives not to, directly or indirectly:

(i) solicit, initiate, facilitate or encourage, directly or indirectly, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Takeover Proposal (Company);

(ii) engage in discussions or negotiations with, furnish or disclose any non-public information relating to the Company or any of its Subsidiaries or give access to the Company Assets to any Person that has made or may be considering making any Takeover Proposal (Company);

(iii) approve, endorse or recommend any Takeover Proposal (Company);

(iv) enter into any agreement in principle, arrangement or understanding relating to any Takeover Proposal (Company); or

(v) take any other action inconsistent with the obligations of the Company under this Section 5.04.

(b) The Company shall, and shall cause each of its Subsidiaries and it Representatives and their respective Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person heretofore conducted with respect to any Takeover Proposal (Company). The Company shall promptly inform its Subsidiaries and its Representatives and their respective Representatives of its obligations this Section 5.04.

(c) The Company shall notify Parent as promptly as reasonably possible after the Company’s receipt of (i) any Takeover Proposal (Company) or indication that any Person is considering making a Takeover Proposal (Company), or (ii) any request for non-public information relating to the Company or any of its Subsidiaries or for access to the Company Assets by any Person that has made or may be considering making any Takeover Proposal (Company). The Company shall provide Parent promptly with the identity of such Person, a detailed description of such Takeover Proposal (Company), indication or request and, if available, a copy of any written document memorializing such Takeover Proposal (Company), indication or request. The Company shall keep Parent fully informed on a current basis of the status and details of any such Takeover Proposal (Company), indication or request.

(d) Subject to the Company’s compliance with the provisions of this Section 5.04 and prior to obtaining of the Requisite Company Vote, nothing in this Agreement shall prevent the Company or the Company Board from:

(i) engaging in discussions or negotiations with, or furnishing or disclosing any non-public information relating to the Company or any of its Subsidiaries or giving access to the Company Assets to any Person who has made a bona fide, written and unsolicited Takeover Proposal (Company) if the Company Board determines that such Takeover Proposal (Company) would result in a Superior Proposal (Company), but only so long as the Company has caused such Person to enter into a confidentiality agreement;

(ii) with the Company on terms and conditions substantially similar to those contained in the Confidentiality Agreement, and the Company Board has (A) acted reasonably and in good faith, (B) determined that such bona fide, written and unsolicited Takeover Proposal (Company) would result in a Superior Proposal (Company), and (C) determined, after consultation with outside legal counsel, that the failure to take such action would result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws (“Company Adverse Recommendation Change”); and

(iii) following the actions permitted under clause (i) above only, entering into an agreement, arrangement or understanding providing for the implementation of a Superior Proposal (Company), if the Company Board determines that a bona fide, written and unsolicited Takeover Proposal (Company) constitutes a Superior Proposal (Company), but only so long as the Company Board has (A) acted reasonably and in good faith, (B) determined that such bona fide, written and unsolicited Takeover Proposal (Company) constitutes a Superior Proposal (Company), (C) determined, after consultation with outside legal counsel, that failure to take such action would result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws, and (D) the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 7.03(b).

(e) The Company Board shall not (i) withdraw, modify or amend, or propose to withdraw, modify or amend, the Company Board Recommendation in any manner adverse to Parent unless the Company Board determines, acting reasonably and in good faith and after consultation with outside legal counsel, that failure to take such action would result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws, or (ii) approve, endorse or recommend, or propose to approve, endorse or recommend, any Takeover Proposal (Company), unless the Company Board determines that a bona fide, written and unsolicited Takeover Proposal (Company) constitutes a Superior Proposal (Company), but only so long as the Company Board has (A) acted reasonably and in good faith and (B) determined, after consultation with outside legal counsel, that failure to take such action would result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws, and the Company terminates this Agreement pursuant to, and after complying with all of the provisions of Section 7.03(g).

(f) Notwithstanding the foregoing, the Company Board shall be permitted to disclose to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or to make other public disclosure that, after consultation with the Company’s outside legal counsel, the Company Board reasonably determines in good faith is required by applicable Laws.

Section 5.05 No Solicitation - Parent.

(a) From the date of this Agreement through the Effective Time (or if earlier, the date on which this Agreement is terminated pursuant to Article VII), Parent shall not, and shall cause each of its Subsidiaries and its Representatives and their respective Representatives not to, directly or indirectly:

(i) solicit, initiate, facilitate or encourage, directly or indirectly, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Takeover Proposal (Parent);

(ii) engage in discussions or negotiations with, furnish or disclose any non-public information relating to Parent or any of its Subsidiaries or give access to the Parent Assets to any Person that has made or may be considering making any Takeover Proposal (Parent);

(iii) approve, endorse or recommend any Takeover Proposal (Parent);

(iv) enter into any agreement in principle, arrangement or understanding relating to any Takeover Proposal (Parent); or

(v) take any other action inconsistent with the obligations of Parent under this Section 5.05.

(b) Parent shall, and shall cause each of its Subsidiaries and it Representatives and their respective Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person heretofore conducted with respect to any Takeover Proposal (Parent). Parent shall promptly inform its Subsidiaries and its Representatives and their respective Representatives of its obligations this Section 5.05.

(c) Parent shall notify the Company as promptly as reasonably possible after Parent’s receipt of (i) any Takeover Proposal (Parent) or indication that any Person is considering making a Takeover Proposal (Parent), or (ii) any request for non-public information relating to Parent or any of its Subsidiaries or for access to the Parent Assets by any Person that has made or may be considering making any Takeover Proposal (Parent). Parent shall provide the Company promptly with the identity of such Person, a detailed description of such Takeover Proposal (Parent), indication or request and, if available, a copy of any written document memorializing such Takeover Proposal (Parent), indication or request. Parent shall keep the Company fully informed on a current basis of the status and details of any such Takeover Proposal (Parent), indication or request.

(d) Subject to Parent’s compliance with the provisions of this Section 5.05 and prior to obtaining of the Requisite Parent Vote, nothing in this Agreement shall prevent Parent or the Parent Board from:

(i) engaging in discussions or negotiations with, or furnishing or disclosing any non-public information relating to Parent or any of its Subsidiaries or giving access to the Parent Assets to any Person who has made a bona fide, written and unsolicited Takeover Proposal (Parent) if the Parent Board determines that such Takeover Proposal (Parent) would result in a Superior Proposal (Parent), but only so long as Parent has caused such Person to enter into a confidentiality agreement with Parent on terms and conditions substantially similar to those contained in the Confidentiality Agreement, and the Parent Board has (A) acted reasonably and in good faith, (B) determined that such bona fide, written and unsolicited Takeover Proposal (Parent) would result in a Superior Proposal (Parent), and (C) determined, after consultation with outside legal counsel, that the failure to take such action would result in a breach of its fiduciary obligations to the stockholders of Parent under applicable Laws (“Parent Adverse Recommendation Change”); and

(ii) following the actions permitted under clause (i) above only, entering into an agreement, arrangement or understanding providing for the implementation of a Superior Proposal (Parent), if the Parent Board determines that a bona fide, written and unsolicited Takeover Proposal (Parent) constitutes a Superior Proposal (Parent), but only so long as the Parent Board has (A) acted reasonably and in good faith, (B) determined that such bona fide, written and unsolicited Takeover Proposal (Parent) constitutes a Superior Proposal (Parent), (C) determined, after consultation with outside legal counsel, that failure to take such action would result in a breach of its fiduciary obligations to the stockholders of Parent under applicable Laws, and (D) Parent terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 7.03(b).

(e) The Parent Board shall not (i) withdraw, modify or amend, or propose to withdraw, modify or amend, the Parent Board Recommendation in any manner adverse to the Company unless the Parent Board determines, acting reasonably and in good faith and after consultation with outside legal counsel, that failure to take such action would result in a breach of its fiduciary obligations to the stockholders of Parent under applicable Laws, or (ii) approve, endorse or recommend, or propose to approve, endorse or recommend, any Takeover Proposal (Parent), unless the Parent Board determines that a bona fide, written and unsolicited Takeover Proposal (Parent) constitutes a Superior Proposal (Parent), but only so long as the Parent Board has (A) acted reasonably and in good faith and (B) determined, after consultation with outside legal counsel, that failure to take such action would result in a breach of its fiduciary obligations to the stockholders of Parent under applicable Laws, and Parent terminates this Agreement pursuant to, and after complying with all of the provisions of Section 7.04(d).

(f) Notwithstanding the foregoing, the Parent Board shall be permitted to disclose to the stockholders of Parent a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or to make other public disclosure that, after consultation with the Parent’s outside legal counsel, the Parent Board reasonably determines in good faith is required by applicable Laws.

Section 5.06 Parent Registration Statement.

(a) As promptly as practicable following the date the Financing is obtained pursuant to Section 5.21, but in no event after the later of the (i) 45th day following the date of this Agreement and (ii) 10th day following the date the Financing is obtained, so long as Parent has received from the Company all information relating to the Company reasonably necessary to prepare the Parent Registration Statement, including, but not limited to, the Company’s audited financial statements for the year ended December 31, 2023, Parent shall prepare and, will file with the SEC, the Parent Registration Statement relating to the registration of the shares of Parent Common Stock to be issued to the stockholders of the Company, including the Proxy Statement portion thereof relating, among other things, to the proposals to be voted on at the Parent Stockholders Meeting. The Parent Registration Statement shall comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and other applicable Laws. The Company shall provide to Parent all information in its possession, including certificates or other statements, concerning the Company as may be reasonably requested by Parent in connection with the Parent Registration Statement and shall otherwise reasonably assist and cooperate with Parent in the preparation of the Parent Registration Statement and resolution of any comments referred to below; provided, that Parent shall (x) provide the Company with a reasonable opportunity to review and comment on any drafts of the Parent Registration Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by the Company. Parent shall, if required by the SEC, include a written opinion in the Registration Statement, dated as of such date as may be required by the SEC in connection with the filing of the Parent Registration Statement, to the effect that the Merger will qualify for the Intended Tax Treatment.

(b) Parent agrees that none of the information to be included or incorporated by reference in the Parent Registration Statement, and any pro forma financial statements included in the Parent Registration Statement will, at the date it is first mailed to the stockholders of Parent or at the time of the Parent Stockholders Meeting or at the time of any amendment or supplement of the Parent Registration Statement and any pro forma financial statements, contain any untrue statement of a material fact or omit to state any material fact required to be stated in such documents or necessary in order to make the statements contained in such documents, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Parent Registration Statement to the extent based on information supplied by or on behalf of the Company or any Affiliate of the Company in connection with the preparation of the Parent Registration Statement for inclusion or incorporation by reference in the Parent Registration Statement. The Company covenants and agrees that none of the information to be supplied by or on behalf of the Company or any Affiliate of the Company for inclusion or incorporation by reference in the Parent Registration Statement shall, at the date it is first mailed to the stockholders of Parent or at the time of the Parent Stockholders Meeting or at the time of any amendment or supplement of the Parent Registration Statement contain any untrue statement of a material fact or omit to state any material fact required to be stated in such document or necessary in order to make the statements contained in such document, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Parent Registration Statement to the extent based on information supplied by any Parent Entity or any Affiliate of a Parent Entity in connection with the preparation of the Parent Registration Statement for inclusion or incorporation by reference in such document. If, at any time prior to the Parent Stockholder Meeting, any information relating to Parent and its Affiliates, officers or directors, should be discovered by Parent, on the one hand, or the Company, on the other hand, that should be set forth in an amendment or supplement to the Parent Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and Parent shall promptly prepare and file with the SEC an appropriate amendment or supplement describing such information. Subject to compliance with this Section 5.06 by the Company, Parent shall ensure that the Parent Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated under the Exchange Act, and satisfies all rules of Nasdaq.

(c) Parent shall use its reasonable best efforts to (i) respond to any comments on the Parent Registration Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, (ii) cause the Parent Registration Statement to be declared effective by the SEC as promptly as practicable following its filing with the SEC, (iii) in consultation with the Company, set a record date for the Parent Stockholders Meeting, and (iv) cause the Parent Registration Statement to be mailed to the stockholders of Parent as promptly as practicable after it is declared effective by the SEC.

(d) No filing of, or amendment or supplement to the Parent Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Parent Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock to be issued in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Parent Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Parent Registration Statement and any amendment to the Parent Registration Statement filed in response thereto.

(e) The Parent Registration Statement shall include the Parent Board Recommendation unless the Parent Board has made a Parent Adverse Recommendation Change in accordance with Section 5.05 of this Agreement. The Parent Registration Statement shall not, when sent to Parent’s stockholders, contain any other proposal or request for stockholder approval of a Takeover Proposal other than the Requisite Parent Vote.

(f) Parent shall use its reasonable best efforts, and the Company shall reasonably cooperate with Parent in good faith, to cause the shares of Parent Common Stock being issued in the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. Parent shall also use its reasonable best efforts to obtain, and the Company shall reasonably cooperate in good faith with Parent to assist Parent in obtaining, all necessary state securities law or “blue sky” permits and approvals necessary to ensure that the Parent Common Stock to be issued in the Transactions (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the applicable record date.

Section 5.07 Financial Statements.

The Company shall use its reasonable best efforts, as promptly as practicable following the date of this Agreement, to deliver to Parent, the Company’s audited financial statements for the year ended December 31, 2023 for inclusion in the Parent Registration Statement.

Section 5.08 Parent Special Meeting.

Subject to Section 5.04 and Section 5.05, (i) as promptly as practicable following the effectiveness of the Parent Registration Statement by the SEC and after reasonable consultation with the Company, Parent shall establish the record date, and duly call, give notice of, convene and hold the Special Meeting in accordance with Nevada law (and in any event within 10 Business Days after the date of effectiveness of the Parent Registration Statement, unless otherwise required by applicable Laws), (ii) as promptly as practicable after the Parent Registration Statement has been declared effective under the Securities Act, Parent shall cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law and (iii) as promptly as practicable after the mailing of the Proxy Statement, Parent shall solicit proxies from the holders of Parent Common Stock to vote in accordance with the recommendation of the Parent Board with respect to the Parent Stock Issuance, the adjournment of such meeting as permitted by this Section 5.08, and any other proposal or proposals that Parent reasonably deems necessary or desirable to consummate the transactions contemplated by this Agreement (the “Parent Proposals”); provided, however, for the avoidance of doubt, Parent may postpone or adjourn the Special Stockholders Meeting: (i) with the consent of the Company; (ii) for the absence of a quorum; or (iii) to allow reasonable additional time (not to exceed 20 days) for the filing and distribution of any supplemental or amended disclosure with respect to the Transactions, which the Parent Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by Parent’s stockholders prior to the Special Stockholders Meeting. Without limiting the generality of the foregoing, Parent’s requirement to call and hold the Special Stockholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Takeover Proposal (Parent) or the Parent Board making a Parent Adverse Recommendation Change. Subject to Section 5.05, unless Parent shall have made a Parent Adverse Recommendation Change, the Parent Board shall use its reasonable best efforts to solicit the Requisite Parent Vote at the Special Meeting. Prior to the mailing of the Parent Registration Statement, Parent shall be entitled to engage a proxy solicitor that is reasonably satisfactory to the Company, and Parent shall keep the Company reasonably informed regarding its solicitation efforts and proxy tallies following the mailing of the Parent Registration Statement.

Section 5.09 Nasdaq Listing.

Parent shall use reasonable best efforts to ensure that the existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date. Parent shall take all steps necessary to cause the shares of Parent Common Stock being issued in connection with the Transactions to be approved for listing (subject to notice of issuance) on Nasdaq to be approved for issuance (subject to official notice of issuance) at or after the Effective Time pursuant to Nasdaq rules and regulations.

Section 5.10 Directors’ and Officers’ Indemnification and Insurance.

(a) From the Closing Date through the sixth anniversary of the Closing Date, Parent and the Surviving Company shall indemnify any present or former director, manager or officer of Parent or the Company, or their respective Subsidiaries (the “Indemnified Parties”) against all claims, losses, Liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Legal Action arising out of or pertaining to the fact that the Indemnified Party is or was a director, manager or officer of Parent, the Company or their respective Subsidiaries, whether asserted or claimed prior to, at or at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each Indemnified Party will be entitled to advancement of Costs incurred in the defense of any such Legal Action from Parent upon receipt by Parent from the Indemnified Party of a request therefor; provided that any such Person to whom Costs are advanced provides an undertaking to Parent, to the extent then required by the NRS or DGCL, as applicable, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Parent shall cooperate with the Indemnified Party in the defense of any such Legal Action and Parent shall not settle, compromise or consent to the entry of any judgment in any Legal Action pending or threatened in writing to which an Indemnified Party is a party and in respect of which indemnification could be sought by such Indemnified Party under this Section 5.10, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action or such Indemnified Party otherwise consents in writing.

(b) The provisions presently set forth in the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of Costs and exculpation of present and former directors and officers of Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights of individuals who, at or prior to the

Effective Time, were officers or directors of Parent. The certificate of incorporation and bylaws of the Surviving Company shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of Costs and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its Indemnified Parties as of immediately prior to the Effective Time pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its Indemnified Parties as of immediately prior to the Effective Time pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain a directors’ and officers’ Liability insurance policies, with an effective date as of the Closing Date on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, following consultation with, and subject to the approval of the Company, a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ Liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of Liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director, manager or officer of Parent or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(e) The covenants contained in this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. For the avoidance of the doubt, the Indemnified Parties and their respective heirs and legal representatives shall be third-party beneficiaries with respect to the covenants contained in this Section 5.10. From and after the Effective Time, Parent shall pay all Costs, including reasonable attorneys’ fees, that are incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10, except to the extent that it is ultimately determined by a Governmental Authority with valid jurisdiction that such Indemnified Party is not entitled to be indemnified pursuant to this Agreement.

(f) In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Company, as applicable, shall take all necessary action so that the successors or assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

Section 5.11 Reasonable Best Efforts.

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law (but subject, for the avoidance of doubt, to Section 5.12 which sets forth the exclusive obligations of the Parties with respect to the subject matter of such section) each of the Parties shall, and shall use reasonable best efforts to cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions applicable to such Party set forth in Section 5.22 are satisfied and to consummate the Transactions as promptly as practicable in accordance with its terms, including without limitation using its reasonable best efforts to ensure that its representations and warranties remain true and correct in all material respects through the Closing Date The terms of this Section 5.11 shall not limit the rights and obligations of Parent set forth in Section 5.05.

Section 5.12 Consents; Filings; Further Action.

(a) Subject to the terms and conditions of this Agreement, the Parent Entities and the Company shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Laws to (i) make any necessary filings promptly after the signing of this Agreement and obtain all necessary actions, waivers, registrations, permits, authorizations, Orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the Termination Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, any Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the Termination Date.

(b) Subject to applicable Laws and the requirements of applicable Governmental Authorities, the Parent Entities and the Company and their respective counsel shall (i) cooperate in good faith with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) to the extent legally permissible, have the right to review in advance, and each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority and (iv) where legally permissible, promptly furnish each other with copies of all correspondence, filings and substantive written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. In furtherance of the foregoing and subject to applicable Laws and the requirements of Governmental Authorities, the Parent Entities and the Company shall (with respect to any in-person discussion or meeting, remote video meeting or substantive telephonic discussion or meeting), provide the other Party and its counsel with reasonable advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. Notwithstanding anything to the contrary in this Section 5.12(b), Parent and the Company may, as each deems advisable and necessary, (x) reasonably designate any competitively sensitive material provided to the other under this Section 5.12 as “Antitrust Counsel Only Material;” and (y) redact materials to be provided to the other Party as necessary to comply with contractual arrangements, to address good faith legal privilege or confidentiality concerns, to comply with applicable Law, or to remove references concerning the valuation of Parent or Company and their respective Subsidiaries.

(c) In furtherance of the undertakings under this Section 5.12, Parent and the Company, along with their respective Subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws so as to enable the Parties to consummate the Transactions as promptly as practicable, and in any event prior to the Termination Date, which shall include using reasonable best efforts to propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of such of its and its Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses, and enter into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any proceeding by a Governmental Authority or any other Person under applicable Antitrust Laws, that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Parent shall not, unless requested to do so by the Company, commit to or effect any action contemplated in the immediately preceding sentence.

(d) Each of Parent and the Company shall consult with the other Party and consider in good faith the views of the other Party with respect to the appropriate strategy relating to any matters relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Authority and the nature and timing of any divestitures or other remedial undertakings, if any, made for purposes of securing any required approvals under the Antitrust Laws; provided that, notwithstanding any other provisions of this Agreement to the contrary, the Company shall, on behalf of the Parties, control and direct all aspects of the Parties’ efforts with respect to applicable Antitrust Laws and any authorization, consent, notice or approval to be obtained from a Governmental Authority or Third Party with respect to the Transactions, including having principal responsibility for devising, implementing, and making the final determination as to such appropriate strategy, and shall have the right, in its sole discretion, to determine the nature and timing of any such divestitures or other remedial undertakings to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the Closing. Parent shall cooperate in good faith with the Company in the Parties’ efforts to obtain any clearance, approval, waiver or expiry or early termination of any applicable waiting periods with respect to any Antitrust Laws.

(e) Parent, on the one hand, and the Company, on the other, shall be responsible for and pay one-half of the filing fees payable to any Governmental Authorities in connection with any filings made pursuant to Antitrust Laws.

Section 5.13 Public Announcements.

The Parties shall consult with each other before issuing any press release or otherwise making any public statements or other public communication about this Agreement, any Ancillary Agreement or any of the Transactions. No Party shall issue any such press release or make any such public statement prior to such consultation and any such prelease or public statement or other public communication shall be subject to the prior mutual approval of Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed by either Party), except to the extent required by applicable Law or the Nasdaq rules, in which case that Party shall use its reasonable best efforts to consult with the other Party before issuing any such release or making any such public statement; provided, however, subject to Section 5.04 and Section 5.05, that prior approval shall not be required, and no Party shall be required to consult with any other Party in connection with, or provide the other an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any (a) Takeover Proposal (Company) that the Company Board determines, acting reasonably and in good faith and after consultation with outside legal counsel, is required under applicable Laws or (b) Takeover Proposal (Parent) that the Parent Board determines, acting reasonably and in good faith and after consultation with outside legal counsel, is required under applicable Laws. Notwithstanding the foregoing, without the prior consent of the other parties, the Company or Parent may (a) communicate with its respective customers, vendors, suppliers, financial analysts, investors and media Representatives in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other Party, (b) issue public statements or disseminate information to the extent solely related to the operation of the business of such Party and (c) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 5.13. Each of Parent and the Company will issue a joint press release announcing the execution of this Agreement.

Section 5.14 Fees and Expenses.

Except as explicitly provided otherwise in this Agreement, whether or not the Transactions are consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement, the Ancillary Agreements and the Transactions (“Expenses”) shall be paid by the Party incurring those Expenses. For the avoidance of doubt, the Company will not have any liability with respect to any Expenses of the Parent Entities, including with respect to any Expenses (including, any filing and mailing fees) related to the Parent Registration Statement (which such Expenses shall be the sole cost and responsibility of Parent).

Section 5.15 Takeover Statutes.

From the date of this Agreement through the Effective Time (or if earlier, the date on which this Agreement is terminated pursuant to Article VII), if any takeover statute is or becomes applicable to this Agreement or any of the Transactions, each of Parent and the Company shall use their respective reasonable best efforts (a) to ensure that this Agreement and the Transactions s may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) to otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.16 Rule 16b-3.

Prior to the Effective Time, Parent shall take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of Parent (including derivative securities) pursuant to the Transactions by any Person who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.17 Notification of Certain Matters.

The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate cause to be unsatisfied in any material respect at any time prior to the Effective Time any condition, with respect to Parent, set forth in Sections 6.01 and 6.03, and with respect to the Company, set forth in Sections 6.01 or 6.02 or (b) any action, suit, proceeding, inquiry or known investigation pending or, to the Knowledge of the Company or Parent, threatened which questions or challenges the validity of this Agreement or the ability of any party to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 5.17 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 5.18 Certain Litigation.

(a) Parent shall assume the control and defense at its sole expense of all stockholder litigation against Parent, any of its Subsidiaries or any of the directors, managers or officers of Parent or its Subsidiaries (such Persons, the “Covered Persons (Parent)”), in each case, arising out of or in connection with this Agreement, the Ancillary Agreements or the Transactions (collectively, the “Stockholder Litigation (Parent)”); provided, that (i) Parent shall promptly as practicable notify the Company of such Stockholder Litigation (Parent) and (ii) Parent shall keep the Company reasonably informed with respect to the status of such Stockholder Litigation (Parent). The Company shall assume the control and defense at its sole expense of all stockholder litigation against the Company, any of its Subsidiaries or any of the directors, managers or officers of the Company or its Subsidiaries (such Persons, the “Covered Persons (Company)”), in each case, arising out of or in connection with this Agreement, the Ancillary Agreements or the Transactions (collectively, the “Stockholder Litigation (Company)”); provided, that (i) the Company shall promptly as practicable notify Parent of such Stockholder Litigation (Parent) and (ii) the Company shall keep Parent reasonably informed with respect to the status of such Stockholder Litigation (Company).

(b) Parent shall obtain the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, understanding or other agreement relating to such Stockholder Litigation (Parent). The Company shall obtain the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, understanding or other agreement relating to such Stockholder Litigation (Company).

(c) Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense of any Stockholder Litigation (Parent) or any Stockholder Litigation (Company) and shall furnish or cause to be furnished such records, information and testimony, and attend, at each Party’s own expense, such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection with such Stockholder Litigation (Parent) or such Stockholder Litigation (Company).

Section 5.19 Requisite Company Approval.

Upon the terms set forth in this Agreement and the Company Voting and Support Agreement, the Company shall (i) seek the consent, in form and substance reasonably acceptable to Parent, of holders of the Requisite Company Vote in favor of the approval and adoption of this Agreement, the Merger and all other Transactions (the “Company Stockholder Approval”) via written consent (the “Written Consent”) as soon as reasonably practicable after the Parent Registration Statement becomes effective, and in any event within 10 Business Days after the Parent Registration Statement becomes effective and (ii) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of the stockholders of the Company for the purpose of voting solely upon the Company Stockholder Approval as soon as reasonably practicable after the Parent Registration Statement becomes effective, and in any event within 25 days after the Parent Registration Statement becomes effective. In connection therewith, subject to Section 5.04 and Section 5.05, the Company, as promptly as practicable following the effectiveness of the Parent Registration Statement by the SEC, (A) shall establish the record date (which record date shall be mutually agreed with Parent) for determining the Company stockholders entitled to provide such written consent or vote at the meeting of stockholders, and (B) shall use reasonable best efforts to solicit written consents or, in the case of a meeting of stockholders, solicit the vote or proxy, from the Company stockholders necessary to give the Company Stockholder Approval. The Company Board shall make the Company Board Recommendation to stockholders of the Company unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.04 and Section 5.05 of this Agreement. Neither the Company Board nor any committee of the Company Board shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Parent the Company Board Recommendation; provided, that the Company Board may make a Company Adverse Recommendation Change if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Company Adverse Recommendation Change would constitute a breach of the directors’ fiduciary obligations to the Company’s stockholders under applicable Laws.

Section 5.20 Tax Matters.

From the date hereof until the Closing Date, Parent shall be responsible for preparing and filing, or causing to be prepared and timely filed, all Tax Returns of the Parent Entities that are required to be filed after the date hereof but on or prior to the Closing Date. All Tax Returns described in this Section 5.20 shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law or this Agreement). Parent shall pay, and cause the Parent Entities to pay, any Taxes reflected on such Tax Returns described in this Section 5.20.

Section 5.21 Net Cash Minimum

(a) At the Closing, the Company shall have unrestricted net cash minimum on its books in the amount of $2,500,000 (“Net Cash Minimum”) and which Net Cash Minimum shall be available to Parent following the Closing. To meet its obligations with respect to the Net Cash Minimum, the Company may undertake debt or equity financing prior to the Closing (the “Financing”), provided, such Financing shall not change the agreed percentage of ownership interest of the Parent Stockholders and the Company Stockholders respectively as set forth under this Agreement.

(b) Parent will use its reasonable best efforts to provide to the Company, on a timely basis, all cooperation and assistance reasonably requested or that is customary in arranging and obtaining the Financing, if any, including providing information, participating in management presentations and executing documents containing customary representations and warranties.

Section 5.22 Opinion of Financial Advisor.

On or prior to the Closing, Parent shall have obtained an opinion of a financial advisor to the Parent Board to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Transaction is fair, from a financial point of view, to the stockholders of Parent. A copy of the written opinion will be promptly provided to the Company, solely for informational purposes, following receipt of such written opinion by the Parent Board (it being understood and agreed that such written opinion may not be relied upon by the Company or its Affiliates).

Section 5.23 Delivery of Disclosure Schedules.

(a) Parent Disclosure Schedule. Parent shall deliver the fully completed Parent Disclosure Schedule to the Company as soon as reasonably practicable, but in no event later than fourteen (14) days following the date of this Agreement.

(b) Company Disclosure Schedule. The Company shall deliver the fully completed Company Disclosure Schedule to Parent as soon as reasonably practicable, but in no event later than fourteen (14) days following the date of this Agreement.

Section 5.24 Voting Agreements.

(a) Parent Voting and Support Agreement. Parent shall deliver an executed Parent Voting and Support Agreement to the Company within thirty (30) days following the date of this Agreement.

(b) Company Voting and Support Agreement. The Company shall deliver an executed Company Voting and Support Agreement to Parent within thirty (30) days following the date of this Agreement.

Section 5.25 Extension of Prior Lock-Up Agreement.

(a) Parent shall cause JBAH Holdings, LLC to enter into an amendment to or extension of the Prior Lock-Up Agreement (the “Lock-Up Extension”), which will extend the expiration of the Lock-Up Period applicable to the Lock-Up Securities under such Lock-Up Agreement to February 1, 2025. Capitalized terms used in this Section 5.25 that are not otherwise defined herein shall have the meanings assigned to such terms in the Prior Lock-Up Agreement.

Article VI. CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Consummate the Transactions.

The respective obligation of each Party to effect, or cause to be effected, the Transactions, including the Merger, is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by each of Parent and the Company:

(a) Parent Stockholder Approval. The Parent Proposals shall have been duly adopted by the holders of shares of Parent Common Stock constituting the Requisite Parent Vote.

(b) Company Stockholder Approval. This Agreement and the Merger shall have been duly adopted by the holders of shares of the Company constituting the Requisite Company Vote.

(c) Registration Statement. The Parent Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Parent Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff and not withdrawn.

(d) Approvals. The Parties shall have received all approvals with any Governmental Authority necessary to consummate the Transactions, including, but not limited to, the expiration or termination of the waiting period under the HSR Act, if applicable.

(e) No Orders. There shall not have been enacted, promulgated or made effective after the date of this Agreement any Law or Orders by a Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits or makes illegal, or any Legal Action by any Governmental Authority seeking to enjoin or prohibit or make illegal, consummation of the Transactions and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Transactions.

(f) Financial Advisor Opinion. The Parent Financial Advisor shall have delivered a Fairness Opinion to Parent concluding that the Merger and the related Transactions are fair to the Parent Stockholders from a financial point of view.

(g) Lock-Up Agreements. Holders of sixty-five percent (65%) or more of the Company Common Stock, in the aggregate, on a fully diluted and as-converted basis shall have executed and delivered to the Parent the Lock-Up Agreement substantially in the form of Exhibit C attached hereto.

(h) Lock-Up Extension. The executed Lock-Up Extension shall have been delivered to the Company.

(i) Convertible Securities; Company Warrants. All of the Convertible Securities of the Company shall have been exercised, converted or exchanged for Company common stock. The parties shall have mutually agreed as to the treatment of the Company Warrants at Closing provided that if the Company Warrants have been terminated or exercised into Company common stock prior to the Closing, this condition shall have been deemed satisfied.

Section 6.02 Conditions to Obligations of Parent Entities.

The obligations of each of the Parent Entities to effect, or cause to be effected, the Transactions, including the Merger, are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Parent:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company set forth in Section 3.06(a), Section 3.06(b) and 3.06(g) (Capitalization) shall be true and correct in all respects (except for (A) any inaccuracies that individually or in the aggregate are de minimis or (B) to the extent any such representation and warranty expressly speaks as of a specified date, in which case, subject to the qualifications as set forth in the preceding clause (A), as of such date) as of the Closing as though then made on such date;

(ii) each of the representations and warranties of the Company set forth in Section 3.01 (Organization and Power), Section 3.04 (Corporate Authorizations), Section 3.06 (Capitalization) (other than subsections (a), and (b) and (g)), and Section 3.24 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date) and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date); and

(iii) the remaining representations and warranties of the Company contained in Article III (Representations and Warranties of the Company) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of clause (iii) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Company Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it at or before the Closing under this Agreement at or before the Closing Date.

(c) Absence of Company Material Adverse Effect. There shall not have been a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate (the “Company Officer’s Certificate”), signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

(e) Minimum Cash. As of the Closing, the Company shall the Net Cash Minimum on hand.

(f) Receipt of Other Deliverables. Parent shall have received each of the agreements, instruments, and other documents set forth in Section 1.11(b).

Section 6.03 Conditions to Obligation of the Company.

The obligation of the Company to effect, or cause to be effected, the Transactions, including the Merger, is also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Parent Entities set forth in Section 4.06(a), Section 4.06(b) and Section 4.06(g) (Capitalization) shall be true and correct in all respects (except for (A) any inaccuracies that individually or in the aggregate would not reasonably be expected to be Material or (B) to the extent any such representation and warranty expressly speaks as of a specified date, in which case, subject to the qualifications as set forth in the preceding clause (A), as of such date) as of the Closing as though then made on such date;

(ii) each of the representations and warranties of the Parent Entities set forth in Section 4.01 (Organization and Power), Section 4.04 (Corporate Authorizations), Section 4.06 (Capitalization) (other than subsections (a) and (b) and (g)), Section 4.08 (Business Operations), Section 4.24 (Takeover Statutes), Section 5.22 (Opinion of Financial Advisor) and Section 4.28 (Brokers) shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to be Material; and

(iii) the remaining representations and warranties of the Parent Entities contained in Article IV (Representations and Warranties of the Parent Entities) shall be true and correct in all respects, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to be Material.

(b) Performance of Obligations. Each Parent Entity shall have performed in all material respects all obligations and covenants required to be performed by it at or before the Closing under this Agreement at or before the Closing Date.

(c) Absence of Parent Material Adverse Effect. There shall not have been a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received a certificate, signed by an executive officer of Parent (the “Parent Officer’s Certificate”), certifying as to the matters set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c).

(e) Listing. The Parent Common Stock (i) shall be listed on Nasdaq and (ii) shall not have been suspended, as of the Closing Date, by the SEC or Nasdaq from trading on Nasdaq nor shall (x) Parent have received any notice or communication from Nasdaq noting noncompliance with listing requirements or threatening suspension or delisting of the Parent Common Stock or (y) Parent fails to meet any of the continued listing requirements applicable to it in order to be in compliance with all such listing and maintenance requirements.

(f) Concurrent Transaction. The transactions set forth on Section 5.02(f) of the Parent Disclosure Schedule shall have been consummated or terminated.

(g) Receipt of Other Deliverables. The Company shall have received each of the agreements, instruments, and other documents set forth in Section 1.11(a).

Section 6.04 Frustration of Closing Conditions.

Neither the Company, on the one hand, nor any Parent Entity, on the other hand, may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was principally caused by such Party’s breach of any provision of this Agreement or failure to use the efforts to consummate the Transactions, as required by and subject to this Agreement.

Article VII. TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination by Mutual Consent.

This Agreement may be terminated at any time before the Effective Time, whether before or after obtaining the Requisite Parent Vote, by mutual written consent of Parent and the Company.

Section 7.02 Termination by Either Parent or the Company.

(a) This Agreement may be terminated, and the Transactions abandoned, by either Parent or the Company at any time within sixty (60) days from the date of this Agreement (the “Diligence Expiration Date”) as a result of the Parties’ due diligence review or items included in the Parent Disclosure Schedule or Company Disclosure Schedule. For the avoidance of doubt, neither Parent nor the Company has the right to terminate this Agreement pursuant to this Section 7.02(a) after the expiration of the aforementioned sixty (60) day period unless otherwise permitted under this Article VII.

(b) This Agreement may be terminated, and the Transactions abandoned, by either Parent or the Company at any time before the Effective Time, by written notice from such Party to the other Party:

(i) if the Closing has not occurred on or before the date that is nine months from the date of this Agreement (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.02(b)(i) shall not be available to any Party who is then in material breach of this Agreement;

(ii) if the Requisite Parent Vote has not been obtained by reason of the failure to obtain the required vote at the Parent Stockholders Meeting (or any adjournment or postponement of such meeting) duly convened for such purpose, except that the right to terminate this Agreement under this Section 7.02(b)(ii) shall not be available to Parent where the failure to obtain the Requisite Parent Vote has been caused by the action or failure to act either of the Parent Entities and such action or failure to act constitutes a material breach by any of the Parent Entities of this Agreement;

(iii) if the Requisite Company Vote has not been obtained by reason of the failure to obtain the required vote, except that the right to terminate this Agreement under this Section 7.02(b)(iii) shall not be available to the Company where the failure to obtain the Requisite Company Vote has been caused by the action or failure to act either of the Company and such action or failure to act constitutes a material breach by any of the Company of this Agreement; or

(iv) if any Law or Order is enacted, issued, promulgated or entered by a Governmental Authority of competent jurisdiction (including Nasdaq) that permanently enjoins, or otherwise prohibits the consummation of the Transactions, and (in the case of any Order) such Order has become final and non-appealable.

Section 7.03 Termination by the Company.

This Agreement may be terminated and the Transactions abandoned by the Company at any time before the Effective Time:

(a) if there has been a Parent Adverse Recommendation Change;

(b) if (i) the Parent Board approves, endorses, solicits or recommends to stockholders a Superior Proposal or (ii) a tender offer, exchange offer or other transaction for any outstanding shares of capital stock of a Parent Entity is commenced before obtaining the Requisite Parent Vote and the Parent Board fails to recommend against acceptance of such Superior Proposal, tender offer, exchange offer or other transaction by its stockholders within ten Business Days after commencement of such Superior Proposal, tender offer, exchange offer or other transaction;

(c) if there shall have been a material breach of Section 5.05;

(d) if any Parent Entity breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure to satisfy the conditions set forth in Section 6.01 or Section 6.03 at the Closing and (ii) such breach cannot be cured by the Termination Date, or, if curable, has not been cured by the Parent Entities within the earlier of (A) 30 days after Parent’s receipt of written notice of such breach from the Company and (B) three Business Days prior to the Termination Date; provided, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.03(d) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions precedent to Closing set forth in Section 6.01 or Section 6.02 not being satisfied;

(e) if all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by any Parent Entity or any of their respective Affiliates and conditions that, by their nature, are to be satisfied at Closing and which are, at the time of termination, capable of being satisfied) and the Parent Entities have failed to fulfill their respective obligations and agreements contained in this Agreement to consummate the Closing within three Business Days following written notice of such satisfaction from the Company and that the Company is ready, willing and able to consummate the Closing;

(f) if the Requisite Parent Vote has not been obtained by the Termination Date solely due to the action or failure to act either of the Parent Entities or the Relevant Parent Insiders and such action or failure to act constitutes a material breach by any of the Parent Entities of this Agreement; or

(g) if the Company Board shall approve such termination, and the Company shall concurrently with such termination, enter into a definitive agreement, arrangement or understanding providing for the implementation of a Superior Proposal (Company); provided that (i) the Company is not then, and has not been, in breach of any of its obligations under Section 5.04, (ii) the Company Board shall have adopted resolutions authorizing the Company to, subject to compliance with this Section 7.03(g), enter into a definitive agreement, arrangement or understanding providing for the implementation of a Superior Proposal (Company), (iii) the Company notifies Parent in writing that the Company Board has adopted resolutions authorizing the Company to, subject to compliance with this Section 7.03(g), enter into such definitive agreement, arrangement or understanding, which notification shall include the most current draft of such definitive agreement, arrangement or understanding, (iv) during the three Business Day period following the aforesaid notification, the Company shall have offered to negotiate with (and, if accepted, negotiated with) Parent those modifications to the terms and conditions Agreement proposed by Parent that would enable the Company to proceed with the Merger and (v) at the conclusion of the aforesaid three Business Day period, the Company Board shall have determined that the Superior Proposal (Company) implemented by such definitive agreement, arrangement or understanding constitutes (or continues to constitute) a Superior Proposal (Company), but only so long as the Company Board has (A) acted reasonably and in good faith, and (B) determined, after consultation with outside legal counsel, that the failure to enter into such definitive agreement, arrangement or understanding would result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws.

Section 7.04 Termination by Parent.

This Agreement may be terminated and the Transactions abandoned by Parent at any time before the First Effective Time:

(a) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure to satisfy the conditions set forth in Section 6.01 or Section 6.02 at the Closing and (ii) such breach cannot be cured by the Termination Date, or, if curable, has not been cured by the Company within the earlier of (A) 30 days after the Company’s receipt of written notice of such breach from Parent and (B) three Business Days prior to the Termination Date; provided, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.04(a) if any Parent Entity is then in breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions precedent to Closing set forth in Section 6.01 or Section 6.03 not to be satisfied;

(b) if all of the conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by the Company or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which are, at the time of termination, capable of being satisfied) and the Company has failed to fulfill its obligations and agreements contained in this Agreement to consummate the Closing within three Business Days following written notice of such satisfaction from Parent and that Parent is ready, willing and able to consummate the Closing;

(c) if the Requisite Company Vote has not been obtained by the Termination Date solely due to the action or failure to act of the Company or the Relevant Company Insiders and such action or failure to act constitutes a material breach by the Company of this Agreement; or

(d) if the Parent Board shall approve such termination, and Parent shall concurrently with such termination, enter into a definitive agreement, arrangement or understanding providing for the implementation of a Superior Proposal (Parent); provided that (i) Parent is not then, and has not been, in breach of any of its obligations under Section 5.05, (ii) the Parent Board shall have adopted resolutions authorizing the Company to, subject to compliance with this Section 7.04(d), enter into a definitive agreement, arrangement or understanding providing for the implementation of a Superior Proposal (Parent), (iii) Parent notifies the Company in writing that the Parent Board has adopted resolutions Parent to, subject to compliance with this Section 7.04(d), enter into such definitive agreement, arrangement or understanding, which notification shall include the most current draft of such definitive agreement, arrangement or understanding, (iv) during the three Business Day period following the aforesaid notification, Parent shall have offered to negotiate with (and, if accepted, negotiated with) the Company those modifications to the terms and conditions Agreement proposed by the Company that would enable Parent to proceed with the Merger and (v) at the conclusion of the aforesaid three Business Day period, the Parent Board shall have determined that the Superior Proposal (Parent) implemented by such definitive agreement, arrangement or understanding constitutes (or continues to constitute) a Superior Proposal (Parent), but only so long as the Parent Board has (A) acted reasonably and in good faith, and (B) determined, after consultation with outside legal counsel, that the failure to enter into such definitive agreement, arrangement or understanding would result in a breach of its fiduciary obligations to the stockholders of Parent under applicable Laws.

Section 7.05 Effect of Termination.

If this Agreement is validly terminated pursuant to this Article VII, except as set forth in this Section 7.05, it shall, to the fullest extent permitted by applicable Law, become void and of no further force and effect, with no Liability (except as provided in Section 7.06) on the part of any Party (or any stockholder, Affiliates or Representative of such Party), except that, if such termination results from (a) fraud or (b) the willful and material (i) failure of any Party to perform its covenants, obligations or agreements contained in this Agreement or (ii) breach by any Party of its representations or warranties contained in this Agreement, then such Party shall be liable for any damages incurred or suffered by the other Parties as a result of such failure or breach. The provisions of Section 5.03(a) (Confidentiality), Section 5.14 (Fees and Expenses), this Section 7.05 (Effect of Termination), Section 7.06 (Fees and Expenses Following Termination) and Article VIII (Miscellaneous) shall survive any valid termination of this Agreement.

Section 7.06 Fees and Expenses Following Termination.

All Expenses incurred in connection with this Agreement, the Ancillary Agreements, and the Transactions shall be paid in accordance with the provisions of Section 5.14.

Article VIII. Indemnification

Section 8.01 Indemnification by Company Stockholders. Subject to the terms, conditions and limitations set forth in this Article VIII, from the date of Closing through the date that is twelve (12) months after the Closing, on or before the Diligence Expiration Date, the Company shall cause one or more Company Stockholders (the “Indemnifying Company Stockholders”) to agree to execute a joinder to this Agreement solely with respect to this Article VIII agreeing to severally and jointly, indemnify, defend and hold harmless the Parent, its members, shareholders, partners, managers, directors, officers, employees and agents, and its and their respective Affiliates (including, after the Closing, the Surviving Company), successors and permitted assigns (each, an “Indemnified Acquiror” and together, the “Indemnified Acquirors”), from and against, any and all debts, obligations losses, liabilities, deficiencies, damages, fines, fees, penalties, interest obligations, expenses or costs (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise) (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, “Damages”) incurred or suffered by the Parent, the Company or the Surviving Company following the Closing resulting from:

(a) any inaccuracy in or breach of any representation or warranty set forth in Article III or in any certificate or instrument delivered by the Company pursuant to this Agreement; or

(b) any breach of any covenant or agreement of the Company set forth in this Agreement.

Section 8.02 Indemnification by Parent. Subject to the terms, conditions and limitations set forth in this Article VIII, from the date of Closing through the date that is twelve (12) months after the Closing, Parent shall indemnify, defend and hold harmless the Company, its members, shareholders, partners, managers, directors, officers, employees and agents, and its and their respective Affiliates, successors and permitted assigns (each, an “Indemnified Seller” and together, the “Indemnified Sellers”), from and against, any and all Damages incurred or suffered by the Company Stockholders following the Closing resulting from:

(a) any inaccuracy in or breach of any representation or warranty set forth in Article IV or in any certificate or instrument delivered by the Parent pursuant to this Agreement; or

(b) any breach of any covenant or agreement of the Parent set forth in this Agreement.

Section 8.03 Indemnification Escrow. As security for the obligations of the Indemnified Acquirors in this Article VIII, at Closing, the Indemnifying Company Stockholders shall deposit with the Escrow Agent pursuant to the Escrow Agreement an aggregate of 5,040,000 Consideration Shares otherwise issuable to such Indemnifying Company Stockholder (collectively, the “Escrow Shares”).

Section 8.04 Limitations. The Party making a claim for Damages under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims for Damages are asserted under this Article VIII is referred to as the “Indemnifying Party.” Notwithstanding anything to the contrary contained in this Agreement:

(a) With respect to any claims for Damages that Indemnified Sellers may have against the Parent pursuant to or arising from Section 8.02, Parent shall not be liable to the Indemnified Sellers (a) unless and until the aggregate amount of all Damages subject to such claims exceeds $250,000 (the “Parent Threshold”), at which time Parent shall only be liable to Indemnified Sellers for the amount of such

Damages in excess of the Threshold, and (b) Parent’s liability for indemnification payments to Indemnified Sellers under this Article VIII shall in the aggregate not exceed $500,000 (the “Parent Cap”). Notwithstanding anything herein to the contrary, the Parent Threshold and the Parent Cap shall not apply to Damages to the extent such Damages arise from, relate to or are accrued, suffered or incurred as a result of claims relating to fraud or intentional misrepresentation by Parent.

(b) With respect to any claims for Damages that Indemnified Acquirors may have against the Indemnifying Company Stockholders pursuant to or arising from Section 8.01, such Indemnified Indemnifying Company Stockholder shall not be liable to the Indemnified Acquirors unless and until the aggregate amount of all Damages subject to such claims exceeds $250,000 (the “Company Threshold”), at which time Indemnifying Company Stockholders shall only be liable to Indemnified Acquirors for the amount of such Damages in excess of the Company Threshold. Notwithstanding anything herein to the contrary, the Company Threshold shall not apply to Damages to the extent such Damages arise from, relate to or are accrued, suffered or incurred as a result of claims relating to fraud or intentional misrepresentation by Indemnifying Company Stockholders.

(c) Except with respect to claims relating to fraud or intentional misrepresentation, the sole remedy of the Indemnified Acquirors shall be the Escrow Shares, and no Indemnifying Company Stockholder shall have any liability arising out of this Article VIII other than such Escrow Shares in the aggregate contributed by such Indemnifying Company Stockholder pursuant to Section 8.03.

(d) Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in Article III is qualified by materiality, material adverse effect or a derivative, such qualification will be ignored and deemed not included in such representation or warranty for purposes of determining whether a breach of any representation or warranty has occurred and calculating the amount of Damages with respect to such breach or inaccuracy.

(e) Except as may be disclosed in the Company Disclosure Schedule, the representations, warranties, covenants and obligations of the Indemnifying Company Stockholders, and the rights and remedies that may be exercised by the Indemnified Acquirors, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Acquirors or any of their Representatives. Each Indemnifying Company Stockholder waives, acknowledges and agrees that such Indemnifying Company Stockholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy (in such Indemnifying Company Stockholders’, or any Affiliate of such Indemnifying Company Stockholders’, capacity as an officer or director of the Company) against the Indemnified Acquirors or the Parent in connection with any indemnification obligation or any other liability to which such Indemnifying Company Stockholders may become subject under or in connection with this Agreement.

(f) No limitation set forth in this Article VIII shall apply to claims arising out of fraud.

Section 8.05 Third Party Claims. If any Indemnified Party receives notice of the assertion of any claim, issuance of any order or the commencement of any Legal Proceeding by any Person who is not a Party or an Affiliate of a Party, including any Governmental Authority (a “Third Party Claim”), against any such Indemnified Party and for which the Indemnifying Party are or may be required to provide indemnification under this Article VIII, then the Indemnified Party shall give written notice thereof, together with a statement of any available information regarding such Third Party Claim to the Parent or the representative to be identified by the Company prior to Closing (the “Indemnifying Stockholder Representative”), as applicable, within thirty (30) days after learning of such Third Party Claim; provided, however, that failure to give such written notice within any particular time period shall not affect the Indemnified Party’s right to indemnification except if, and only to the extent that, the failure to give such notification on a timely basis adversely affected in any material respect the Indemnifying Party’s ability to defend such Third Party Claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct, at its expense, the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party with counsel of its own choice and reasonably acceptable to the Indemnified Party, and the Indemnifying Party shall be liable for defense costs incurred by the Indemnified Party if the Indemnifying Party is required to indemnify the Indemnified Party for the Third Party Claim pursuant to this Section 8.05. In the event that the Indemnifying Party does not elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party may conduct the defense of the subject Third Party Claim and the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as may be reasonably requested by the Indemnified Party. In the event that the Indemnifying Party does elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it at the Indemnifying Party’s expense (subject to the Indemnifying Party’s and their advisors agreeing in such form as the Indemnified Party may reasonably require to keep all such materials confidential and to use it only for the purpose of investigating and defending such claim), and the Indemnified Party shall have the right, at the Indemnified Party’s expense, to participate in the defense assisted by counsel of the Indemnified Party’s own choosing; provided that if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may assume its own defense at the Indemnified Acquiror’s expense. The Indemnified Party shall have the right to compromise and settle a Third Party Claim only with the prior written consent of the Indemnifying Party (such approval not to be unreasonably withheld, conditioned or delayed). Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim that (a) grants any injunctive or other equitable relief against the Indemnified Party, (b) does not include as an unconditional term the giving by each claimant or plaintiff in such Third Party Claim to the Indemnified Party an unconditional release from all Liability with respect to such Third Party Claim, (c) may reasonably be expected to have a material adverse effect on the affected business of the Indemnified Party, or (d) includes a provision for Damages or potential Damages in excess of the value of the then-remaining Escrow Shares, if applicable.

Section 8.06 Other Indemnification Claims. If an Indemnified Acquiror notifies the Indemnifying Stockholder Representative of any claim for indemnification that does not involve a third party claim, the Indemnifying Company Stockholders shall, within thirty (30) days after the date of such notice, unless the Indemnifying Company Stockholders dispute in writing the Indemnifying Company Stockholders’ liability for, or the amount of, any such Damages within such 30-day period (in which case with respect to matters and Damages not disputed, until such disputed and unpaid portion is resolved in good faith among the Indemnified Acquiror and the Indemnifying Company Stockholders and then in accordance herewith), jointly with the Company instruct the Escrow Agent to release and distribute from the Escrow Account the Indemnified Acquiror the number of Escrow Shares with value equivalent to the undisputed Damages valued at the volume weighted average price of the Parent Common Stock on Nasdaq for the five (5) Trading Days immediately preceding the date the amount of Damages is determined and in accordance with the terms of the Escrow Agreement) (by agreement of the Indemnified Acquiror and Indemnifying Company Stockholders or otherwise) attributable to the Indemnifying Company Stockholders under this Article VIII.

Section 8.07 Treatment of Indemnification. All indemnification payments by way of Escrow Shares made under this Article VIII shall be treated by all Parties as an adjustment to the Consideration Shares for Tax purposes, unless otherwise required by applicable Law.

Article IX. MISCELLANEOUS

Section 9.01 Certain Definitions.

For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

(b) “Ancillary Agreements” means, collectively, this Agreement, the Parent Voting and Support Agreement, the Company Voting and Support Agreement, the Lock-Up Agreements, and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto.

(c) “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010, and any other applicable anti-bribery or anti-corruption Law.

(d) “Anti-Money Laundering Laws” means any applicable laws, regulations or orders relating to anti-money laundering, counter-terrorist financing, or record-keeping and reporting requirements in any jurisdiction in which the Company or any its Subsidiaries is located or conducting business including, but not limited to, the UK Proceeds of Crime Act 2002, the Money Laundering Control Act of 1986, the Bank Secrecy Act of 1970, and the USA PATRIOT Act of 2001 (as amended and updated).

(e) “Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(f) “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

(g) “CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and (ii) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133).

(h) “Company Assets” means any material assets of the Company or any of its Subsidiaries.

(i) “Company Equity Plan” means the Company’s 2021 Equity Incentive Plan.

(j) “Company Incorporation Date” means March 31, 1996.

(k) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (y) prevent, or materially impair or delay, the ability of the Company to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency or cryptocurrency markets or other financial markets in the United States or any other country or region in the world (including, without limitation, (1) any change in the price or relative value of any Token, or other digital currency or cryptocurrency, including, but not limited to, Bitcoin, and (2) any change in trading volume of any Token, or other digital currency or cryptocurrency, or any halt or suspension in trading of any such Token, or other digital currency or cryptocurrency on any digital currency exchange, in each case, including, but not limited to, Bitcoin); (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to COVID-19 (including any impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority)); (g) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 3.03 or Section 3.05); (h) changes in Law or other legal or regulatory conditions, or the interpretation of such Law or regulatory conditions, or changes in GAAP or other accounting standards (or the interpretation of such standards), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any actions taken or failure to take action, in each case, to which Parent has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; or (j) any breach of this Agreement by the Parent Entities; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Company and its Subsidiaries as compared to other participants that operate in the industry in which the Company and its Subsidiaries operate.

(l) “Company Series A Preferred Stock Consideration (Aggregate)” means the aggregate amount determined by multiplying (i) the Company Series A Preferred Stock Consideration (Per Share) by (ii) the aggregate number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

(m) “Company Series A Preferred Stock Consideration (Per Share)” means the sum of (i) $0.25 and (ii) the aggregate amount of dividends accrued and unpaid on each outstanding share of Company Series A Preferred Stock at and through the Effective Time.

(n) “Company Series A Preferred Stock Consideration (Shares)” means the aggregate amount determined by multiplying (i) the Company Series A Preferred Per Share Merger Consideration by (ii) the aggregate number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

(o) “Company Stock Options” means each stock option granted pursuant to the Company Equity Plan or otherwise that vests on the basis of time- and performance-based vesting conditions and pursuant to which the holder thereof has a right to receive shares of Company Common Stock following the vesting or lapse of restrictions applicable to such stock option.

(p) “Company Warrants” means a warrant issued by the Company to purchase shares of Company Common Stock.

(q) “Confidentiality Agreement” means that certain non-disclosure agreement, dated as of February 6, 2023, by and between Parent and the Company.

(r) “Continuing Company Employee” each individual who, immediately prior to the Effective Time, is an employee of the Company and its Subsidiaries and who continues in such capacity immediately following the Effective Time.

(s) “Contract” means any written or oral contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.

(t) “COVID-19” means the Coronavirus, SARS-CoV-2 or COVID-19, and all related strains, mutations or variations, including any resurgence or any evolutions or mutations of COVID-19 and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

(u) “DOJ” means the U.S. Department of Justice.

(v) “Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the environment or health and safety (regarding Hazardous Substances), (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Control Act, 42 U.S.C. § 6901 et seq. and all applicable analogous state or local statutes or ordinances.

(w) “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that is treated as a single employer with such Person within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(x) “Escrow Account” means the account established under the Escrow Agreement into which the Escrow Shares will be deposited.

(y) “Escrow Agent” means the escrow agent under the Escrow Agreement.

(z) “Escrow Agreement” means the escrow agreement to be executed by the Parent, the Company, the Indemnifying Company Stockholders, the Indemnifying Stockholder Representative, and the Escrow Agent, substantially in the form of Exhibit D attached hereto.

(aa) “Exchange Ratio” means the quotient obtained by dividing (i) the Consideration Shares by (ii) the aggregate number of all issued and outstanding shares of Company Common Stock (on an as-converted and fully diluted basis (excluding the Company Warrants)) as of immediately prior to the Effective Time.

(bb) “Ex-Im Laws” means all applicable Laws, rules and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).

(cc) “Families First Act” means the Families First Coronavirus Response Act, (Pub. L. No. 116-127).

(dd) “FTC” means the U.S. Federal Trade Commission.

(ee) “Governmental Authority” means (i) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental or quasi-governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator, arbitral body (public or private) or other similar authority; (ii) any political subdivision of any of the foregoing; and (iii) any regulatory body exercising authority over an applicable Person comparable to any of the foregoing, or any instrumentality of any the foregoing.

(ff) “Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is defined or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law, including but not limited to any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, and perfluoroalkyl and polyfluoroalkyl substances.

(gg) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(hh) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, including any and all (i) inventions (whether or not patentable), invention disclosures, patents and patent applications (including divisionals, provisionals, continuations, continuations-in-part, and renewal applications), and any renewals, extensions, or reissues; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, assumed names, corporate names, domain names and other source identifiers, including all registrations and applications for registration of the foregoing, and all goodwill associated with any of the foregoing; (iii) copyrights (including all registrations and applications for registration), copyrightable subject matter, original works of authorship, and moral rights; (iv) rights in Software, (v) trade secrets, including confidential and proprietary information and know-how (including processes, formulae, techniques, methods, algorithms, data, databases, designs, drawings, specifications, and material proprietary customer and business data); and (vi) rights to sue and recover and retain damages, costs and attorneys’ fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.

(ii) “Knowledge” means, when used with respect to Parent or the Company, the knowledge of the Persons set forth in Section 9.01(ii) of the Parent Disclosure Schedule or Company Disclosure Schedule, respectively, and such Persons on the Parent Disclosure Schedule referred to as the “Parent Knowledge Persons,” and such Persons on the Company Disclosure Schedule referred to as the “Company Knowledge Persons,” in each case, after reasonable inquiry of the direct reports of such individual, which requires the reasonable inquiry of a Person having operational and management knowledge of each applicable Subsidiary.

(jj) “Law” means any federal, state, national, material local or municipal or other law, statute, act, ordinance, code, regulation or rule of any Governmental Authority, and any Orders.

(kk) “Liens” means any mortgages, deeds of trust, liens, pledges, security interests, capital leases, subleases, licenses, covenants, claims, hypothecations, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

(ll) “Material” means an Effect that would reasonably be expected to result in a cost of more than $250,000 on the business, assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

(mm) “Nasdaq” means the Nasdaq Stock Market LLC.

(nn) “National Securities Exchange” shall mean the Nasdaq Stock Market, the New York Stock Exchange or any other national securities exchange.

(oo) “Orders” means any orders, decisions, judgments, writs, injunctions, or decrees issued by any court, agency or other Governmental Authority.

(pp) “Parent Assets” means any assets of Parent or any of its Subsidiaries.

(qq) “Parent Employee” each individual who is an employee, independent contractor or other individual service provider of Parent and its Subsidiaries.

(rr) “Parent Equity Plan” means the Vivakor, Inc. 2021 Stock Incentive Plan.

(ss) “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Parent Entities and their Subsidiaries, taken as a whole or (y) prevent, or materially impair or delay, the ability of the Parent Entities to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Parent Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which Parent Entities and their Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to COVID-19 (including any the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority)); (g) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.03 or Section 4.05); (h) changes in Law or other legal or regulatory conditions, or the interpretation of such changes, or changes in GAAP or other accounting standards (or the interpretation of such changes), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any actions taken or failure to take action, in each case, to which the Company has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; (j) any failure by Parent or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Parent Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect); or (k) any breach of this Agreement by the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Parent Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Parent Entities and their Subsidiaries as compared to other participants that operate in the industry in which the Parent Entities and their Subsidiaries operate.

(tt) “Parent Per Share Price” means one United States Dollar ($1).

(uu) “Parent Preferred Stock” means the preferred stock, par value $0.001 per share, of Parent.

(vv) “Parent Stock Option” means a stock option to purchase shares of Parent Common Stock issued by Parent pursuant to the Parent Equity Plan.

(ww) “Parent Stockholders” means holders of Parent Common Stock and Parent Preferred Stock.

(xx) “Parent Stockholders Meeting” means the special meeting of the stockholders of Parent to be held to consider the approval of this Agreement and the Transactions.

(yy) “Parent Warrant” means a warrant issued by Parent to purchase Parent Common Stock.

(zz) “Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business which are not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with GAAP, (iii) zoning, entitlement, building and other land use Liens applicable to real property which are not violated by the current use, occupancy or operation of such real property, (iv) covenants, conditions, restrictions, easements and similar matters of record affecting title to any real property which would do not materially impair the value, current use, occupancy or operation of such real property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (vi) Liens on goods in transit incurred pursuant to documentary letters of credit, (vii) non-exclusive, non-perpetual licenses of Intellectual Property granted by the applicable Party, and (viii) such other Liens that would not, individually or in the aggregate, reasonably be expected to (A) with respect to the Parent Entities, result in a Parent Material Adverse Effect, or (B) with respect to the Company, result in a Company Material Adverse Effect.

(aaa) “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(bbb) “Prior Lock-Up Agreement” means the lock-up agreement dated August 1, 2022 by and between Parent and JBAH Holdings, LLC with respect to the lock-up of certain Parent Common Stock issued to JBAH Holdings, LLC in connection with a Membership Interest Purchase Agreement dated June 15, 2022, for a period of 18 months thereunder.

(ccc) “Proxy Statement” means the proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholders Meeting, together with any amendments or supplements to such proxy statement.

(ddd) “Qualified Person” means any Person making a bona fide Takeover Proposal that did not result from a breach of Section 5.04 that the Parent Board determines in good faith (after consultation with outside legal counsel and its financial advisor) is, or would reasonably be expected to lead to, a Superior Proposal.

(eee) “Rating Agencies” means Standard & Poor’s Ratings Service and A.M. Best Company.

(fff) “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person.

(ggg) “Requisite Company Vote” means the adoption of this Agreement by the affirmative vote or consent of the holders of a majority in voting power of the outstanding shares of Company Common Stock and Company Series A Preferred Stock entitled to vote, voting together as a single class.

(hhh) “Requisite Parent Vote” means the adoption of the Parent Proposals by the affirmative vote of holders of a majority of the outstanding shares of Parent Common Stock as of the record date for the Parent Stockholders Meeting.

(iii) “Sanctioned Person” means any Person who is the target of Sanctions, including by virtue of being (a) listed on any Sanctions-related list of designated or blocked Persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) 50% or more owned or controlled by any of the foregoing.

(jjj) “Sanctions” means trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures, including those administered, enacted or enforced by (a) the United States (including the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) His Majesty’s Treasury.

(kkk) “Software” means all computer software (in object code or source code format), libraries, data and databases, and related specifications, documentation and materials.

(lll) “Stock Equivalent” means, with respect to any Person, any option or other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Company, and any option, warrant or other right to subscribe for, purchase or acquire shares of such Person’s capital stock or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

(mmm) “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(nnn) “Superior Proposal (Company)” means a bona fide, written and unsolicited Takeover Proposal (Company) (substituting “more than 50%” for “20%” in each instance in the definition of Takeover Proposal (Company)), made by any Third Party or “person” or “group” (as defined in Section 13 and 14 of the Exchange Act) of Third Parties, which did not result from a direct or indirect breach of any provision of this Agreement, including Section 5.04, and that the Company Board, acting reasonably and in good faith and after consultation with outside legal counsel, determines, taking into account (with such weight and proportion as determined by the Company Board in its sole discretion) all of the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality and other aspects and risks of such Takeover Proposal (Company) and this Agreement (after taking into account any bona fide, written revisions to the terms and conditions to this Agreement made or proposed in writing by Parent prior to the time of said determination), including the availability of financing, regulatory approvals, breakup fee and expense reimbursement provisions, the identity and wherewithal of the Third Party or “person” or “group” making the proposal to consummate the transaction, and such other factors as the Company Board considers appropriate, (i) are more favorable to the Company’s stockholders (solely in their capacities as such) than the Transactions and (ii) is reasonably likely to be consummated in accordance with its terms, taking into account all the factors described above and other aspects and terms of such proposal and the identity of the Third Party or “person” or “group” making the Takeover Proposal (Company).

(ooo) “Superior Proposal (Parent)” means a bona fide, written and unsolicited Takeover Proposal (Parent) (substituting “more than 50%” for “20%” in each instance in the definition of Takeover Proposal (Parent)), made by any Third Party or “person” or “group” (as defined in Section 13 and 14 of the Exchange Act) of Third Parties, which did not result from a direct or indirect breach of any provision of this Agreement, including 5.05, and that the Parent Board, acting reasonably and in good faith and after consultation with outside legal counsel, determines, taking into account (with such weight and proportion as determined by the Parent Board in its sole discretion) all of the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality and other aspects and risks of such Takeover Proposal (Parent) and this Agreement (after taking into account any bona fide, written revisions to the terms and conditions to this Agreement made or proposed in writing by the Company prior to the time of said determination), including the availability of financing, regulatory approvals, breakup fee and expense reimbursement provisions, the identity and wherewithal of the Third Party or “person” or “group” making the proposal to consummate the transaction, and such other factors as the Parent Board considers appropriate, (i) are more favorable to Parent’s stockholders (solely in their capacities as such) than the Transactions and (ii) is reasonably likely to be consummated in accordance with its terms, taking into account all the factors described above and other aspects and terms of such proposal and the identity of the Third Party or “person” or “group” making the Takeover Proposal (Parent).

(ppp) “Takeover Proposal (Company)” means any proposal, offer, inquiry or indication of interest (whether written, oral or otherwise, or binding or non-binding) from a Third Party or “person” or “group” (as defined in Section 13 and 14 of the Exchange Act) of Third Parties, whether involving a single or a series of related transactions, relating to (i) a merger, consolidation, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) a sale, lease, exchange, mortgage, transfer or other disposition of 20% or more of the Company Assets, revenues or earnings, (iii) any direct or indirect acquisition, issuance or sale of shares of capital stock or other equity interests of the Company or its Subsidiaries, including, without limitation, by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale, share exchange, tender offer or exchange offer, or other business combination or similar transaction, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv), or any combination of the transactions in (i) through (iv) in each case other than the Transactions.

(qqq) “Takeover Proposal (Parent)” means any proposal, offer, inquiry or indication of interest (whether written, oral or otherwise, or binding or non-binding) from a Third Party or “person” or “group” (as defined in Section 13 and 14 of the Exchange Act) of Third Parties, whether involving a single or a series of related transactions, relating to (i) a merger, consolidation, share exchange or other business combination involving Parent or any of its Subsidiaries, (ii) a sale, lease, exchange, mortgage, transfer or other disposition of 20% or more of the Parent Assets, revenues or earnings, (iii) any direct or indirect acquisition, issuance or sale of shares of capital stock or other equity interests of Parent or its Subsidiaries, including, without limitation, by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale, share exchange, tender offer or exchange offer, or other business combination or similar transaction, (iv) a reorganization, recapitalization, liquidation or dissolution of Parent or (v) any other transaction having a similar effect to those described in clauses (i) through (iv), or any combination of the transactions in (i) through (iv) in each case other than the Transactions.

(rrr) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule, attachment or amendment to all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes.

(sss) “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection or with respect to the foregoing) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, escheat, abandoned and unclaimed property, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

(ttt) “Third Party” means any Person or group other than the Company and its Affiliates.

(uuu) “Trading Day” means any day on which the National Securities Exchange is open for business (other than a day on which the National Securities Exchange is scheduled to or does close prior to its regular weekday closing time).

Section 9.02 Interpretation.

Unless the express context otherwise requires, as used in this Agreement:

(a) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(b) the terms “Dollars” and “$” mean U.S. dollars;

(c) references to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(d) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e) references to any gender shall include each other gender or neuter;

(f) references to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 9.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(g) references to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h) with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(i) the word “or” shall be disjunctive but not exclusive;

(j) references to any Law or Order shall be deemed to refer to such Law or Order as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated under such Law or Order;

(k) references to any Contract means such Contract as amended, supplemented or modified (including by any waiver) in accordance with the terms of such Contract;

(l) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(m) references to a number of days refer to calendar days unless Business Days are specified, in which case, if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(n) references to “ordinary course of business” shall refer to ordinary course of business consistent with past practice; and

(o) references to documents, instruments, or agreements means such document, instrument or agreement as amended or otherwise modified from time to time in accordance with the terms of such agreement, document or instrument, and if applicable, this Agreement.

Section 9.03 No Survival.

None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 9.03 shall not limit any covenant or agreement of the Parties which, by its terms, contemplates performance after the Effective Time.

Section 9.04 Governing Law.

This Agreement and all matters arising out of or relating to this Agreement and the Transactions (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the Law of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

Section 9.05 Submission to Jurisdiction; Service.

To the fullest extent permitted by applicable Law, each of Parent, the Company, Merger Sub, Relevant Parent Insiders and the Relevant Company Insiders hereby irrevocably and unconditionally submits, for itself, himself or herself and its, his or her property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware (collectively with any appellate courts thereof, the “Courts”), in any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or the Transactions or to interpret, apply or enforce this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of Parent, the Company, Merger Sub, Relevant Parent Insiders and the Relevant Company Insiders hereby irrevocably and unconditionally (a) agrees not to commence any such action, suit or proceeding except in such Courts, (b) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Courts, (c) waives any objection which it, he or sha may now or hereafter have to the laying of venue of any such action, suit or proceeding in such Courts and (d) waives the defense of an inconvenient forum to the maintenance of any such action, suit or proceeding in such Courts. To the fullest extent permitted by applicable Law, each of Parent, the Company, Merger Sub, Relevant Parent Insiders and the Relevant Company Insiders agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by action, suit or proceeding on the judgment or in any other manner provided by Law. Each of Parent, the Company, Merger Sub, Relevant Parent Insiders and the Relevant Company Insiders irrevocably consents to service of process in the manner provided for notices in Section 9.07 or in any other manner permitted by applicable Law.

Section 9.06 Waiver of Jury Trial.

EACH OF PARENT, THE COMPANY, MERGER SUB, RELEVANT PARENT INSIDERS AND THE RELEVANT COMPANY INSIDERS HEREBY ACKNOWLEDGES AND AGREES THAT ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR TO INTERPRET, APPLY OR ENFORCE THIS AGREEMENT OR THE TRANSACTION OR FOR RECOGNITION OR ENFORCEMENT OF A JUDGMENT RELATING THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

EACH OF PARENT, THE COMPANY, MERGER SUB, RELEVANT PARENT INSIDERS AND THE RELEVANT COMPANY INSIDERS HEREBY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PERSON HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION OF THIS SECTION 9.06.

Section 9.07 Notices. All notices and other communications required or otherwise provided under this Agreement shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to any Parent Entity, to:

c/o Vivakor, Inc. 4101 North Thanksgiving Way Lehi, UT 84043 Attention: James Ballengee, Chief Executive Officer Telephone: (949) 281-2606 Email: jballengee@vivakor.com with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Attention: Joseph Lucosky; Scott Linsky Email: jlucosky@lucbro.com; slinsky@lucbro.com

If to the Company, to:

Empire Diversified Energy, Inc. 401 East Las Olas Boulevard, 14th Floor Fort Lauderdale, FL 33301 Attention: William Tuorto, Executive Chairman Telephone: (954) 332-2423 Email: btuorto@empirede.com with copy to (which shall not constitute notice) to:

Greenberg Traurig P.A. 401 East Las Olas Boulevard, Suite 2000 Fort Lauderdale, FL 33301 Attention: Flora R. Perez E-Mail: perezf@gtlaw.com

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by electronic mail, on the day on which such electronic mail was sent and duly delivered, (c) if by certified or registered mail (return receipt requested), postage prepaid, on the third Business Day after mailing or (d) if by reputable overnight delivery service, on the first Business Day after mailing.

Section 9.08 Amendment.

This Agreement may be amended or modified in whole or part, only if such amendment or modification is in writing and signed by the Parent Entities and the Company.

Section 9.09 Extension; Waiver.

At any time before the Effective Time, the Parent Entities, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party granting the waiver or extension. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.10 Entire Agreement.

This Agreement (and its exhibits), the Company Disclosure Schedule, the Parent Disclosure Schedule, the certificates delivered under this Agreement, the Parent Voting and Support Agreements, the Company Voting and Support Agreements, any other Ancillary Agreements and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in such documents has been made or relied upon by any of the Parties.

Section 9.11 No Third-Party Beneficiaries.

Except (a) as provided in Section 5.10 (Directors’ and Officers’ Indemnification and Insurance), (b) for the provisions of Section 2.02 (which, only from and after the Effective Time, shall be for the benefit of holders of Parent Stock Options and Parent Warrants that are outstanding immediately prior to the Effective Time), (c) the rights of Covered Persons under Section 5.18, (d) the rights of the Parent Related Parties and Company Related Parties under Section 7.06 and Section 9.18, the Parent Entities, the Company and the Relevant Company Insiders agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties to this Agreement, in accordance with and subject to the terms of this Agreement, and this Agreement are not intended to, and do not, confer upon any Person other than such parties any rights or remedies, including the right to rely upon the representations and warranties set forth in this Agreement.

Section 9.12 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 9.13 Rules of Construction.

The Parties have participated jointly in negotiating and drafting this Agreement with the benefit of outside legal counsel. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III and Article IV, each Party has or may have set forth information in the Company Disclosure Schedule and Parent Disclosure Schedule, as applicable, in a section of such disclosure schedule that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule shall not constitute an admission by the Company or Parent, respectively, that such item is material, that such item has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.14 Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, all or any portion of its rights or Liabilities under this Agreement without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 9.14 shall be null and void.

Section 9.15 Remedies.

No failure or delay on the part of any Party in the exercise of any right under this Agreement shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement within, nor shall any single or partial exercise of any such right preclude any other or further exercise of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available except as otherwise provided in Section 9.16, the exercise by a Party of any one remedy shall not preclude the exercise by it of any other remedy to the extent permitted.

Section 9.16 Specific Performance.

The Parties agree that irreparable injury would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and further agree that, (a) monetary damages to the Company or Parent, as applicable, caused by the non-occurrence of the Closing, including damages related to reputational harm, customer or employee losses, increased costs, harm to the Company’s or Parent’s business, as applicable, and/or a reduction in the actual or perceived value of the Company or Parent, as applicable, or any of their direct or indirect Subsidiaries, would be difficult or impossible to calculate, (b) the provisions of Article VIII are not intended to and do not adequately compensate the Company or Parent, as applicable, for the harm that would result from a breach by the other Party, and will not be construed to diminish or otherwise impair in any respect a Party’s right to an injunction, specific performance or other equitable relief, and (c) the right of specific performance is an integral part of this Agreement and without that right the Parties would not have entered into this Agreement. Further, it is explicitly agreed that the Company or Parent, as applicable, shall, to the fullest extent permitted by Law, have the right to an injunction, specific performance or other equitable relief with respect to the other Party’s obligations to consummate the Transactions. It is further agreed that the Company or Parent, as applicable, shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Courts and the Parties waive any requirement for the posting of any bond or similar collateral in connection with any such equitable relief to the fullest extent permitted by Law. Each of the Company and Parent agree that it will not oppose the granting of an injunction or specific performance on the basis that (i) the injured Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.17 Counterparts; Effectiveness.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (including any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

Section 9.18 Non-Recourse.

This Agreement may only be enforced against the named Parties. All legal proceedings, Legal Actions, obligations, losses, damages, claims or causes of action (whether in contract, in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or any of the Ancillary Agreements, (ii) the negotiation, execution or performance of this Agreement or any of the Ancillary Agreements (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Ancillary Agreements), (iii) any breach or violation of this Agreement (including the failure of any representation and warranty to be true or accurate) or any of the Ancillary Agreements, and (iv) any failure of the Transactions or the Ancillary Agreements, in the case of clauses (i) and (iv), may be made only against (and are those solely of) the Persons that are expressly named as parties to this Agreement, the Parent and Company Voting and Support Agreements, and the Confidentiality Agreement, and then only to the extent of the specific obligations of such Persons set forth in this Agreement, the Parent and Company Voting and Support Agreements, or the Confidentiality Agreement,

as applicable. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, each Party covenants, agrees and acknowledges that (except to the extent named as a party, the Parent and Company Voting and Support Agreements, or the Confidentiality Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, the Parent and Company Voting and Support Agreement, or the Confidentiality Agreement, as applicable) no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any Company Related Party or Parent Related Party, whether in contract, tort, equity, law or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise.

Section 9.19 Conflicts and Privilege.

(a) Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its stockholders, directors, officers, employees and affiliates, that Greenberg Traurig, LLP (“Greenberg”) may serve as counsel to the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions, and that, following consummation of the Transactions, Greenberg may serve as counsel to any Indemnifying Stockholder, any Company Stockholder or any stockholder, director, officer, employee or affiliate of any of Indemnifying Stockholder or any Company Stockholder any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement, the Ancillary Agreements or the Transactions or to interpret, apply or enforce this Agreement, the Ancillary Agreements or the Transactions or for recognition or enforcement of any judgment relating thereto or any other matter, notwithstanding such representation (or continued representation) of the Company and each of the parties to this Agreement hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any of its respective affiliates to consent to waive any conflict of interest arising from such representation to the fullest extent permitted by Law.

(b) Each of the Parent Entities further agrees that, as to all communications among Greenberg, the Company, the Indemnifying Stockholders or the Company Stockholders that relate in any way to this Agreement, the Ancillary Agreements or the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the relevant Indemnifying Stockholders or Company Stockholders and may be controlled by such Indemnifying Stockholders or Company Stockholders and shall not pass to or be claimed by Parent, Merger Sub or the Surviving Company.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub or the Surviving Company, on the one hand, and any Third Party after the Effective Time, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by Greenberg to such Third Party; provided that the Surviving Company may not waive such privilege without the prior written consent of the Relevant Company Insiders.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

PARENT

VIVAKOR, Inc.

By:	/s/ James Ballengee
Name:	James Ballengee
Title:	Chief Executive Officer

MERGER SUB

EMPIRE Energy Acquisition Corp.

By:	/s/ James Ballengee
Name:	James Ballengee
Title:	Chief Executive Officer

COMPANY

EMPIRE DIVERSIFIED ENERGY, Inc.

By:	/s/ William Tuorto
Name:	William Tuorto
Title:	Executive Chairman

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Parent Voting and Support Agreement

[See attached.]

Exhibit A-1

EXHIBIT B

Form of Company Voting and Support Agreement

[See attached.]

Exhibit B-1

EXHIBIT C

Form of Lock-Up Agreement

[See attached.]

Exhibit C-1

EXHIBIT D

Form of Escrow Agreement

[See attached.]

Exhibit D-1